Exhibit 10.9

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED LEASE

47071 Bayside Parkway

Fremont, California

Basic Lease Information

Date:	February 21, 2022

Landlord:	47071 Bayside LLC, a Delaware limited liability company

Tenant:	Alamar Biosciences, Inc., a Delaware corporation

Building (section 1.1):	That certain building located at 47071 Bayside Parkway, Fremont, California

Premises (section 1.1):	The entirety of the Building, comprising approximately 88,508 square feet of rentable area

Parking (section 1.4):	Three (3) parking spaces per 1,000 rentable square feet

Lease Term (section 2.1):	Approximately one hundred forty-four (144) months

Commencement Date (section 2.1):	January 26, 2022

Expiration Date (section 2.1):	January 31, 2034, as may be extended pursuant to Article 35

Base Rent (section 3.1(a)):	Month	Monthly Base Rent
	01/26/22 – 1/31/23*	$251,698.00*
	02/01/23 – 1/31/24	$258,973.00
	02/01/24 – 1/31/25	$403,634.00
	02/01/25 – 1/31/26	$415,324.00
	02/01/26 – 1/31/27	$427,365.00
	02/01/27 – 1/31/28	$439,767.00
	02/01/28 – 1/31/29	$452,542.00
	02/01/29 – 1/31/30	$465,699.00
	02/01/30 – 1/31/31	$479,251.00

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	02/01/31 – 1/31/32	$493,210.00
	02/01/32 – 1/31/33	$507,588.00
	02/01/33 – 1/31/34	$522,397.00
	* Subject to rent abatement, as set forth in Section 3.1(a).

Rent Payment Address (section 3.3):	c/o Jadian Capital 330 Madison Avenue, 20th Floor New York, New York 10017

Tenant’s Percentage Share (section 4.1(c)):	100%

Permitted Use (section 6.1):	General office, biotechnology research and development, and light manufacturing
Letter of Credit (section 27.1):	$4,673,222.40, subject to reduction pursuant to section 27.2
Tenant’s Address (section 30.1):

Prior to the Commencement Date:

46421 Landing Parkway

Fremont, CA 94583

Attention: Chief Operations Officer

On and after the Commencement Date:

At the Premises

Attention: Chief Operations Officer

With a copy to:

Hopkins & Carley

200 Page Mill Road, Suite 200

Palo Alto, CA 94306

Attention: David W. Brown, Esq.

Landlord’s Address (section 30.1):	c/o Jadian Capital 330 Madison Avenue, 20th Floor New York, New York 10017
Landlord’s Broker (section 32.1):	Transwestern

Tenant’s Broker (section 32.1):	Kidder Mathews
Exhibits

Exhibit A – Plan Outlining Premises

Exhibit B – Initial Improvement of the Premises

Exhibit C – Rules and Regulations

Exhibit D – Appraisal Procedure

Exhibit E-1 – Approved Hazardous Substances

Exhibit E-2 – Hazardous Substances Questionnaire

Exhibit F – Form Letter of Credit

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The foregoing Basic Lease Information is incorporated in and made a part of this Lease. If there is any conflict between the Basic Lease Information and any other part of this Lease, the former shall control.

TENANT:	LANDLORD:

ALAMAR BIOSCIENCES, INC., a Delaware corporation	47071 BAYSIDE LLC, a Delaware limited liability company

By:	By:	/s/ Doug Sanders
Name:	Name:	Doug Sanders
Its:	Its:	Authorized Signatory

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TENANT: ALAMAR BIOSCIENCES, INC., a Delaware corporation By: /s/ Tod White Name: Tod White Its: CFO	LANDLORD: 47071 BAYSIDE LLC, a Delaware limited liability company By: Name: Doug Sanders Its: Authorized Signatory

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TABLE OF CONTENTS

Exhibit A – Plan Outlining the Premises
Exhibit B – Initial Improvement of the Premises
Exhibit C – Rules and Regulations
Exhibit D – Appraisal Procedure
Exhibit E-1 – Approved Hazardous Substances
Exhibit E-2 – Hazardous Substances Questionnaire
Exhibit F – Form Letter of Credit
Other Attachments (if any)

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AMENDED AND RESTATED LEASE

THIS AMENDED AND RESTATED LEASE, made as of the date specified in the Basic Lease Information by and between the landlord specified in the Basic Lease Information (“Landlord”), and the tenant specified in the Basic Lease Information (“Tenant”).

Landlord and Tenant are parties to that certain Lease dated November 22, 2021 (the “Original Lease”). Landlord and Tenant hereby amend and restate the Original Lease in its entirety. Effective as of the date hereof, the Original Lease shall be of no further force or effect, having been amended and restated in its entirety by this Lease.

W I T N E S S E T H:

ARTICLE 1

Premises

1.1 Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms, covenants and conditions set forth in this Lease, the entirety of the Building (the “Premises”) as substantially shown outlined on the floor plan attached hereto as Exhibit A and described in the Basic Lease Information. As used in this Lease, the term “Building” shall include the parcel or parcels of land on which the Building is located and all appurtenances thereto. During the Lease Term, as the sole tenant in the Building, Tenant shall have the exclusive right to use only for their intended purposes of lobbies, entrances, stairs, elevators and other public portions of the Building. Notwithstanding anything to the contrary herein, if in connection with the construction of the Tenant Improvements or any Alterations Tenant removes any equipment from the Premises that is located in the Premises as of the date of this Lease (the “Existing Equipment”), any sale proceeds from the disposition of such Existing Equipment shall belong to Landlord and shall be immediately remitted to Landlord.

1.2 Tenant acknowledges that Tenant has inspected the Premises and the Building or has had the Premises and the Building inspected by professional consultants retained by Tenant, Tenant is familiar with the condition of the Premises and the Building, the Premises and the Building are suitable for Tenant’s purposes, and, except for the improvements to be constructed or installed by Landlord pursuant to Exhibit B (if any), the condition of the Premises and the Building is acceptable to Tenant. Except for the improvements to be constructed or installed by Landlord pursuant to Exhibit B (if any), Landlord shall have no obligation to construct or install any improvements in the Premises or the Building or to remodel, renovate, recondition, alter or improve the Premises or the Building in any manner, and Tenant shall accept the Premises “as is” on the Commencement Date. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose, or any other kind arising out of this Lease and there are and shall be no warranties that extend beyond the warranties, if any, expressly set forth in this Lease.

1.3 No easement for light, air or view is included with or appurtenant to the Premises. Any diminution or shutting off of light, air or view by any structure which may hereafter be erected (whether or not constructed by Landlord) shall in no way affect this Lease or impose any liability on Landlord.

1.4 Notwithstanding section 1.1 of this Lease relating to use of the land on which the Building is located for parking, Tenant shall have the right to use all parking spaces located at the Building at no additional cost or expense throughout the Lease Term. Tenant shall use such parking spaces solely for parking automobiles of Tenant’s officers, employees and invitees. Tenant shall comply with all Rules and Regulations and all laws now or hereafter in effect relating to the use of parking spaces. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder, by reason of any reduction in Tenant’s parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the control of Landlord.

1.5 As required by Section 1938(a) of the California Civil Code, Landlord discloses to Tenant that the Premises have not undergone inspection by a Certified Access Specialist (“CASp”). As required by Section 1938(e) of the California Civil Code, Landlord also states that:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

As permitted by the quoted language above, it is agreed that: (a) any CASp inspection requested by Tenant shall be requested by Tenant within ten (10) days after the date on which this Lease has been executed by Landlord and Tenant, (b) the contract under which the inspection is to be performed shall not limit the CASp’s liability if the CASp fails to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Landlord shall be an intended third party beneficiary of such contract and the contract shall otherwise comply with the provisions of this Lease applicable to Tenant contracts for construction; (c) the CASp inspection shall be conducted (i) at Tenant’s sole cost and expense, (ii) by a CASp approved in advance by Landlord, (iii) after normal business hours, (iv) in a manner reasonably satisfactory to Landlord, and (v) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (d) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who have a need to know the information therein and who agree in writing not to further disclose such information; and (e) to the extent that such CASp inspection identifies any necessary repairs to correct violations of construction-related accessibility standards within the Premises, the provisions of Article 14 below shall govern Tenant’s responsibility to make such repairs to the Premises. Landlord may elect to perform any portion of such work at Tenant’s expense, which expense shall be estimated by Landlord and prepaid by Tenant within ten (10) days after Landlord’s request. When the work is substantially completed, the estimated and actual costs and charges for such work shall be compared and Tenant shall receive a credit against future Rent for any overpayment; provided however, if no further Rent is due, Tenant shall receive a refund of any overpayment from Landlord within thirty (30) days after the reconciliation of the costs and charges for such work and shall pay any underpayment to Landlord with the next installment of Rent due hereunder. Tenant hereby waives any and all rights it otherwise might now or hereafter have under Section 1938 of the California Civil Code.

ARTICLE 2

Term

2.1 This Lease shall be effective as of the date of this Lease. The term of this Lease shall be the term specified in the Basic Lease Information (the “Lease Term”), which shall commence on the commencement date specified in the Basic Lease Information (the “Commencement Date”) and, unless extended or sooner terminated as hereinafter provided, shall end on the expiration date specified in the Basic Lease Information (the “Expiration Date”). Landlord and Tenant acknowledge and agree that the Premises have been delivered as of the Commencement Date.

ARTICLE 3

Rent

3.1 Tenant shall pay to Landlord the following amounts as rent for the Premises:

(a) During the Lease Term, Tenant shall pay to Landlord, as monthly rent, the base rent specified in the Basic Lease Information (the “Base Rent”).

(i) Landlord and Tenant acknowledge and agree that (i) the Base Rent payable by Tenant during the Lease Term has been discounted during the first twenty-four (24) months following the Commencement Date (the “Phase In Period”), as it is calculated using 58,430 rentable square feet as the area of the Premises instead of 88,508 rentable square feet; (ii) the Base Rent payable during the first twelve (12) months following the Commencement Date is calculated at $4.31 per rentable square foot per month, such that the discount in Base Rent during such twelve-month period is equal to $129,636.00 per month (e.g., $4.31 x 30,078 rsf) (the “Y1 Discounted Base Rent”); (iii) the Base Rent payable during the thirteenth (13th) through twenty-fourth (24th) months following the Commencement Date is calculated at $4.43 per rentable square foot per month, such that the discount in Base Rent during such twelve-month period is equal to $133,245.00 per month (e.g., $4.43 x 30,078 rsf) (the “Y2 Discounted Base Rent” and, together with the Y1 Discounted Base Rent, collectively referred to herein as the “Discounted Base Rent”). Notwithstanding anything to the contrary in this Lease, during the Phase In Period, Landlord shall have the right, in its sole discretion, to make a cash payment (the “Discounted Base Rent Buyout Payment”) to Tenant in an amount equal to the sum of any remaining Discounted Base Rent for the remainder of the Phase In Period. Upon Landlord’s tender of such Discounted Base Rent Buyout Payment, Tenant shall no longer be entitled to the Discounted Base Rent, and the Base Rent payable by Tenant hereunder shall thereafter be calculated using 88,508 rentable square feet for the remainder of the Phase In Period. Landlord shall exercise its option to buy out the Discounted Base Rent by delivering prior written notice thereof to Tenant, and shall make the Discounted Base Rent Buyout Payment to Tenant no less than ten (10) days after delivery of such notice.

(ii) Notwithstanding anything to the contrary contained herein and provided that no default by Tenant occurs under the Lease beyond any applicable notice and cure period, Landlord hereby agrees that Tenant shall not be required to pay Base Rent with respect to the Premises for the first six (6) months of the Lease Term (the “Abatement Period”), provided that such amount of abated Base Rent (the “Abated Rent”) shall not exceed $1,510,188.00. If a default by Tenant occurs under the terms of this Lease that results in termination of this Lease in accordance with the provisions of this Lease, then as a part of the recovery set forth in this Lease, Landlord shall be entitled to the immediate recovery, as of the day prior to such termination, of the Base Rent that was abated under the provisions of this section 3.1(a). Notwithstanding anything to the contrary herein, during the Abatement Period, Landlord shall have the right, in its sole discretion, to make a cash payment (the “Abated Rent Buyout Payment”) to Tenant in the amount of any remaining Abated Rent. Upon Landlord’s tender of such Abated Rent Buyout Payment, Tenant shall no longer be entitled to the Abated Rent and the Abatement Period shall expire as of the date of such payment. Landlord shall exercise its option to buy out the Abated Rent by delivering prior written notice thereof to Tenant, and shall make the Abated Rent Buyout Payment to Tenant no less than ten (10) days after delivery of such notice.

(b) During each calendar year or part thereof during the Lease Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share (as hereinafter defined) of all Operating Expenses (as hereinafter defined) paid or incurred by Landlord in such calendar year.

(c) During each calendar year or part thereof during the Lease Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share of all Property Taxes (as hereinafter defined) paid or incurred by Landlord in such calendar year.

(d) During each calendar year or part thereof during the Lease Term, Tenant shall contract for and pay to each utility provider the cost incurred with respect to all electricity, chilled water, air conditioning, gas, fuel, steam, heat, light, power and other utilities consumed at the Premises and Building. In the event Landlord pays any such costs, Tenant shall reimburse Landlord for the same as additional rent hereunder within thirty (30) days following invoice.

(e) During each calendar year or part thereof during the Lease Term, Tenant shall pay to Landlord, as additional rent, the Allowance Rent, if any, as provided in Exhibit B attached hereto.

(f) Throughout the Lease Term, Tenant shall pay, as additional rent, all other amounts of money and charges required to be paid by Tenant under this Lease, whether or not such amounts of money and charges are otherwise designated “additional rent.” As used in this Lease, “rent” shall mean and include all Base Rent, Allowance Rent, all additional rent and all other amounts payable by Tenant in accordance with this Lease.

3.2 The additional rent payable pursuant to sections 3.1(b), 3.1(c), and 3.1(d) hereof shall be calculated and paid in accordance with the following procedures:

(a) On or before the first day of each calendar year during the Lease Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord’s reasonable estimate of the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d) hereof for the ensuing calendar year. On or before the first day of each month during such ensuing calendar year, Tenant shall pay to Landlord, as monthly rent, one-twelfth of such estimated amounts. If such notice is not given for any calendar year, Tenant shall continue to pay on the basis of the prior calendar year’s estimate until the month after such notice is given. If at any time it appears to Landlord that the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d) hereof for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, revise its estimate for such calendar year. If Landlord delivers its estimate after the first day of a calendar year, or if Landlord revises its estimate for a calendar year, then subsequent payments by Tenant for such calendar year shall be based on such late or revised estimate, as the case may be, with an appropriate adjustment to the amount of such subsequent payments such that, prior to the end of such calendar year or portion thereof during the Lease Term, Tenant shall have paid Landlord’s entire estimate of the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d) hereof for such calendar year.

(b) Within a reasonable time after the end of each calendar year, Landlord shall give Tenant a written statement of the amounts payable under sections 3.1(b), 3.1(c), and 3.1(d) hereof for such calendar year certified by Landlord. If such statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit the excess to the next succeeding monthly installments payable under sections 3.1(b), 3.1(c), and 3.1(d) hereof. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Failure by Landlord to give any notice or statement to Tenant under this section 3.2 shall not waive Landlord’s right to receive, and Tenant’s obligation to pay, the amounts payable by Tenant under sections 3.1(b), 3.1(c), and 3.1(d) hereof; provided however, if Landlord has failed to deliver such statement within nine (9) months following the end of the applicable calendar year, Landlord shall have waived its rights to collect any underpayment. During the Lease Term, but in no event more often than once in any one (1) year period, Tenant or its authorized employee or representative shall have the right to inspect the books of Landlord relating to Operating Expenses and Property Taxes and utilities charges as set forth in Section 3.1(d), after giving reasonable prior written notice to Landlord and during the business hours of Landlord at Landlord’s office in the Building or at such other reasonable location as Landlord may designate, for the purpose of verifying the information in such statement; provided that, if Tenant utilizes an independent accountant to perform such review, then such accountant shall be one of national standing which is reasonably acceptable to Landlord and is not compensated on a contingency basis; and provided further that Tenant shall have no right to inspect such books pertaining to any given period more than ninety (90) days after Landlord shall have delivered the written statement pertaining to such period. If the results of the inspection reveal that the Tenant’s ultimate liability for the amount payable by Tenant does not equal the amount actually paid by Tenant to Landlord during the calendar year that is the subject of the inspection, the appropriate adjustment shall be made between Landlord and Tenant, and any payment required to be made by Landlord or Tenant to the other shall be made within thirty (30) days after the Accountant’s determination. Tenant shall bear all costs of any such audit, including Landlord’s actual and reasonable copying costs, incurred in connection with such audit, except that, if the audit (as conducted and certified by the auditor) shows an aggregate overstatement of Operating Expenses of five percent (5%) or more, then Landlord shall bear all costs of the audit. If the agreed or confirmed audit shows an underpayment of Operating Expenses by Tenant, Tenant shall pay to Landlord, within thirty (30) days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an overpayment of Operating Expenses by Tenant, Landlord shall reimburse Tenant, within thirty (30) days after the audit is agreed to or confirmed, for such overpayment, plus interest at the Interest Rate.

(c) If the Lease Term ends on a day other than the last day of a calendar year, the amounts payable by Tenant under sections 3.1(b), 3.1(c), and 3.1(d) hereof applicable to the calendar year in which the end of the term occurs shall be prorated on the basis which the number of days from the commencement of such calendar year to and including the date on which the end of the term occurs bears to three hundred sixty-five (365). Termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to section 3.2(b) hereof to be performed after such termination.

3.3 Tenant shall pay all monthly installments of Base Rent and monthly installments of Landlord’s estimates of amounts payable under sections 3.1(b), 3.1(c), 3.1(d) hereof and monthly installments of the Allowance Rent (collectively, “Monthly Rent”) to Landlord, in advance, on or before the first day of each and every calendar month during the Lease Term, without notice, demand, deduction or offset, in lawful money of the United States of America. Landlord instructs Tenant to pay all such Monthly Rent to the address specified therefor in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate in writing. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect. If Tenant’s obligation to pay Base Rent hereunder commences on a day other than the first day of a calendar month, or if the Lease Term terminates on a day other than the last day of a calendar month, then the Base Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Upon signing this Lease, Tenant shall pay to Landlord an amount equal to the Base Rent for the seventh full calendar month of the Term in which monthly Base Rent is payable, which amount Landlord shall apply to the Base Rent for such seventh full calendar month.

ARTICLE 4

Operating Expenses and Property Taxes Definitions

4.1 The following terms shall have the definitions herein specified:

(a) “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, replacement, maintenance or repair of the Building or providing services in accordance with this Lease, including, without limitation, the following: (i) salaries, wages, other compensation and benefits for personnel engaged in the management, operation, maintenance or repair of the Building; (ii) uniforms provided to such personnel; (iii) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any mortgage or deed of trust encumbering the Building; (iv) costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (v) water and sewer charges or fees; (vi) license, permit and inspection fees; (vii) sales, use and excise taxes on goods and services purchased by Landlord; (viii) telephone, delivery, postage, stationery supplies and other expenses; (ix) management fees and expenses; (x) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the common areas; (xi) equipment lease payments; (xii) repairs to and physical maintenance of the Building, including Building systems and accessories thereto and repair and replacement of worn-out or broken equipment, facilities, parts and installations; (xiii) window cleaning, security, guard, extermination, water treatment, garbage and waste disposal, rubbish removal, plumbing and other services; (xiv) inspection or service contracts for elevator, electrical, mechanical and other Building equipment and systems; (xv) supplies, tools, materials and equipment used in connection with the management, operation, maintenance or repair of the Building; (xvi) accounting, legal and other professional fees and expenses; (xvii) painting the exterior or the public or common areas of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Building; (xviii) the cost of furniture, draperies, carpeting and other customary and ordinary items of personal property (excluding paintings, sculptures or other works of fine art) provided by Landlord for use in common areas of the Building or in the Building office, such costs to be reasonably amortized as determined by Landlord; (xix) all costs and expenses resulting from work, labor, supplies, materials or services similar or in addition to, or in lieu of, any of the foregoing, or resulting from compliance with any laws, ordinances, rules, regulations or orders, or to comply with any amendment or other change to the enactment or interpretation of any applicable laws from its enactment or interpretation; (xx) Building office rent or rental value for office space reasonably necessary for the proper management and operation of the Building; (xxi) all costs and expenses of contesting by appropriate legal proceedings any matter concerning managing, operating, maintaining or repairing the Building or the amount or validity of any Property Taxes; (xxii) reasonable depreciation as determined by Landlord on all personal property, fixtures and equipment (including window washing machinery) used in the management, operation, maintenance or repair of the Building and on exterior window coverings provided by Landlord and carpeting in public corridors and common areas; and (xxiii) the cost, reasonably amortized as reasonably determined by Landlord over useful life of such item, together with interest at the rate of seven percent (7%) per annum, or such higher annual rate as Landlord may actually have to pay, on the unamortized balance, of all capital repairs or improvements made to the Building or capital assets acquired by Landlord that are (A) required to comply with any conservation program or required by any law, ordinance, rule, regulation or order that are first enacted, or first interpreted to apply to the Building, after the date of this Lease or (B) performed primarily to reduce current or future operating costs, to upgrade Building security, to otherwise improve the operating efficiency of the Building, or for the protection of the health and safety of the occupants of the Building (such costs set forth in this subsection (xxiii), collectively “Permitted Capital Expenses”).

Notwithstanding anything to the contrary, Operating Expenses shall not include (1) Property Taxes, (2) depreciation on the Building (except as specified above), (3) real estate brokers’ commissions, (4) interest and capital improvements (except the cost of capital improvements and capital assets and interest thereon as specified above), (5) any amounts for which Tenant is billed pursuant to section 3.1(d) above or any amount payable by Tenant pursuant to section 7.1 and 10.1 below, (6) rent paid to any ground lessor; (7) wages, salaries or other compensation paid to any executive employees of Landlord or of Landlord’s agents above the function of Property Manager, (8) subject to the provisions of item (iv) above, repairs and other work occasioned by fire, windstorm or other casualty, to the extent Landlord is reimbursed by insurance proceeds, and other work paid from insurance or condemnation proceeds; (9) all direct costs of refinancing, selling or exchanging the Building, including broker commissions, attorney’s fees and closing costs; (10) Landlord’s general corporate office overhead and administrative expenses (which shall not be deemed to include a management fee); (11) cost to repair and/or replace of the structural portions, foundations, and load bearing walls of the Building; (12) costs associated with bad debt losses; (13) costs arising from Landlord’s charitable or political contributions; (14) capital repairs, replacement, improvements or other capital costs, as determined under generally accepted accounting principles except for Permitted Capital Expenses; (15) management fees in excess of three percent (3%) of Base Rent (without taking into consideration any increase payments of Base Rent as a result of Landlord’s exercise of the buyout as set forth in Sections 3.1(a)(i) and 3.1(a)(ii)); (16) earthquake insurance deductibles in excess of $180,000 (the “EQ Deductible Threshold”), provided that the EQ Deductible Threshold shall increase each calendar year by an amount equal to the year-over-year increase in the Consumer Price Index for the San Francisco-Oakland-Hayward Area applicable to such calendar year; (17) fines, interest and penalties incurred due to the late payment by Landlord; (18) any fines, damage, costs, penalties or interest resulting from the negligence or willful misconduct or omission of the Landlord or its agents, contractors, or employees; (19) reserves of any kind; and (20) any costs incurred to make any alterations or improvements to the Building necessary for any certification as “green” or sustainable, or other similar certifications, and any costs for such certification, except to the extent such alterations or improvements reduce current or future operating costs or otherwise improve the operating efficiency of the Building.

Actual Operating Expenses for each calendar year of the Lease Term shall be adjusted to equal Landlord’s reasonable estimate of Operating Expenses for a full calendar year with one hundred percent (100%) of the total rentable area of the Building occupied and operating during such full calendar year.

(b) “Property Taxes” shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Building or any part thereof, any personal property used in connection with the Building and any taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent. Property Taxes shall also include any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property taxes. Property Taxes shall not include (i) federal, state and local income taxes, and other taxes applied or measured by Landlord’s general or net income (measured by the income of Landlord from all sources or from sources other than solely rent), all excess profits, franchise, documentary transfer, gift, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Property Taxes, (ii) any items included as Operating Expenses, (iii) imposed on land and improvements other than the Building, (iv) resulting from the improvement of any of the Building for the sole use of Landlord or other occupants, and (v) a penalty fee imposed as a result of Landlord’s failure to pay Taxes when due) any tax, assessment, fee or charge paid by Tenant pursuant to section 5.1 hereof.

(c) “Tenant’s Percentage Share” shall mean the percentage specified in the Basic Lease Information.

ARTICLE 5

Other Taxes Payable by Tenant

5.1 In addition to all monthly rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse Landlord upon demand for all taxes, assessments, excises, levies, fees and charges, including, without limitation, all transit impact development fees, housing impact development fees and other payments related to the cost of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are payable by Landlord and levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (a) the Premises, (b) the cost or value of any equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (c) any monthly rent or any additional rent payable under this Lease, including, without limitation, any gross income tax, gross receipts tax or excise tax levied by any public or government authority with respect to the receipt of any such rent, (d) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Such taxes, assessments, excises, levies, fees and charges shall not include net income (measured by the income of Landlord from all sources or from sources other than solely rent), franchise, documentary transfer, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any such taxes, assessments, excises, levies, fees and charges. If it is unlawful for Tenant to reimburse Landlord for any such taxes, assessments, excises, levies, fees or charges, the Base Rent payable prior to the imposition thereof shall be increased to provide Landlord the same net Base Rent after the imposition thereof as Landlord received prior to the imposition of such taxes, assessments, excises, levies, fees or charges. All taxes, assessments, excises, levies, fees and charges payable by Tenant under this Article 5 shall be deemed to be, and shall be paid as, additional rent.

ARTICLE 6

Use; Environmental Matters

6.1 Tenant shall use the Premises only for the purposes described in the Basic Lease Information for Tenant’s business and no other purpose whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Tenant shall not do or permit to be done in, on or about the Premises, nor bring or keep or permit to be brought or kept therein, anything which is prohibited by or will in any way conflict with any law, ordinance, rule, regulation or order now in force or which may hereafter be enacted, or which is prohibited by any commercially reasonable property insurance policy carried by Landlord for the Building, or will in any way increase the existing rate of, or cause a cancellation of, or affect any property or other insurance for the Building or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in, on or about the Premises which will in any way obstruct or interfere with the rights of Landlord or other tenants of the Building, or injure or annoy them. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable activity, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or commit or suffer to be committed any waste in, on or about the Premises. Tenant shall not bring into the Building any furniture, equipment, materials or other objects which overload the Building or any portion thereof.

6.2 Except in compliance with applicable government permits, Tenant shall not bring or keep, or permit to be brought or kept, in the Premises or the Building any “hazardous substance” (as hereinafter defined) without Landlord’s prior written consent. Except in compliance with applicable government permits, Tenant shall not use, produce, process, manufacture, generate, treat, handle, store or dispose of any hazardous substance in the Premises or the Building, or use the Premises for any such purpose, or emit, release or discharge any hazardous substance into any air, soil, surface water or groundwater comprising the Premises or the Building, or permit any person using or occupying the Premises to do any of the foregoing without Landlord’s prior written consent. The preceding sentences shall not prohibit the ordinary use of any hazardous substance normally used in the operation of a general office for Tenant’s business as permitted by this Lease, provided the amount of any such hazardous substance does not exceed the quantity necessary for the normal operation of a general office in the ordinary course of business and the use, storage and disposal of any such hazardous substance strictly comply with all applicable “environmental laws” (as hereinafter defined). Tenant shall comply, and shall cause all persons using or occupying the Premises to comply, with all environmental laws applicable to the use or occupancy of the Premises by Tenant or any operation or activity of Tenant therein.

6.3 Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, actions, judgments, liabilities, costs, expenses, losses, damages, penalties, fines and obligations of any nature (including reasonable attorneys’ fees and disbursements incurred in the investigation, defense or settlement of claims) that Landlord may incur as a result of, or in connection with, claims arising from the presence, use, storage, transportation, treatment, disposal, release or other handling, on or about or beneath the Premises, of any hazardous substances introduced or permitted on or about or beneath the Premises by Tenant or its agents, officers, employees, contractors, invitees or licensees. The liability of Tenant under this section 6.3 shall survive the termination of this Lease with respect to acts or omissions that occur before such termination.

6.4 Use of Hazardous Substances.

(a) In addition to the ordinary use of hazardous substance set forth in Section 6.2, Tenant may utilize certain hazardous substances in the Premises that are necessary or useful in Tenant’s business, provided that the specific types, amounts and proposed uses of such hazardous substances other than those set forth in Exhibit E-1 attached hereto (the “Approved Hazardous Substances”) will require the approval of Landlord (which approval Landlord shall not unreasonably withhold, condition or delay) and the approval of any mortgagee of the Premises (to the extent provided in the loan documents with such mortgagee). All hazardous substances utilized by Tenant in the Premises will be used, kept, and stored in a manner so as to prevent releases to the environment or exposure to people and in compliance with all environmental laws so brought or used or kept in or about the Premises. Tenant shall obtain, at Tenant’s sole cost and expense, any environmental permits, plans or approvals required for its operations under this Lease and for the Premises, including, but not limited to Hazardous Materials Business Plans, Storm Water Pollution Prevention Plans, Spill Response Plans, Air Pollution Control Permits, Waste Discharge Requirements and NPDES Permits. Upon Landlord’s request, Tenant shall provide Landlord with copies of any Material Safety Data Sheets (as required by the Occupational Safety and Health Act) relating to such hazardous substances. Prior to bringing any hazardous substances on to the Premises pursuant to this section 6.4, Tenant shall complete the Landlord’s Hazardous Substances Questionnaire in the form attached hereto as Exhibit E-2 attached hereto and made a part hereof (a “Hazardous Substances Questionnaire”). Tenant hereby certifies to Landlord that the information set forth in any Hazardous Substances Exhibit delivered to Landlord is true, correct, and complete. Tenant covenants to comply with the use restrictions shown on such Hazardous Substances Exhibit, if any.

(b) Tenant’s business and operations, and in particular, its handling, storage, use and disposal of hazardous substances, shall at all times comply with all applicable laws and regulations. Tenant shall secure and abide by all permits or approvals necessary for Tenant’s operations on the Premises, and shall timely request renewals of any such permits or approvals. Tenant further agrees that Tenant will not permit any hazardous substances to come into contact with soil or groundwater under or around the Premises. Tenant will give all required notices concerning the presence in or on the Premises or the release of such hazardous substances from the Premises. Tenant shall give or post all notices required by all applicable laws. If Tenant shall at any time fail to comply with this section 6.4, Tenant shall immediately notify Landlord in writing of such noncompliance.

(c) Any increase in the premiums for necessary insurance on the Building which arises from Tenant’s use and/or storage of hazardous substances shall be solely at Tenant’s expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any Federal, State or local governmental agency with jurisdiction.

(d) Landlord may, upon one (1) business day notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and, if such inspection reveals that Tenant has violated or permitted any violations of any Environmental Law, Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent. Tenant shall reimburse Landlord for the costs of any inspection, sampling and analysis that discloses contamination for which Tenant is liable under the terms of this section 6.4. Landlord’s entrance upon the Premises to inspect and perform samplings shall be subject to the provisions of section 17.1 of this Lease.

(e) Tenant shall perform any required or necessary investigation, repair, cleanup, removal or remedial action, corrective action, or detoxification of the Premises required as the result of Tenant’s use of hazardous substances utilized in the Premises. In such case, Landlord shall have the right, in its sole discretion, to approve all plans, consultants, and cleanup standards. Tenant shall provide Landlord on a timely basis with (i) copies of all documents, reports, and communications with governmental authorities; and (ii) notice and an opportunity to attend all meetings with governmental authorities. Tenant shall comply with all notice requirements and Landlord and Tenant agree to cooperate with governmental authorities seeking access to the Premises for purposes of sampling or inspection. No disturbance of Tenant’s use of the Premises resulting from activities conducted pursuant to this section 6.4(e) shall constitute an actual or constructive eviction of Tenant from the Premises. Any obligation incurred by Tenant during the Lease Term will be paid as additional rent within thirty (30) days after demand by Landlord. In the event that cleanup extends beyond the termination of the Lease, then such cleanup period shall constitute a holding over in the Premises pursuant to section 26.1 until such cleanup is completed and any certificate of clearance or similar document has been delivered to Landlord. Tenant will immediately notify Landlord and provide copies upon receipt of all written complaints, claims, citations, demands, inquiries, reports, or notices relating to the condition of the Premises or compliance with environmental laws. Tenant will promptly cure and have dismissed with prejudice any of those actions and proceedings relating to hazardous substances releases during Tenant’s occupancy of the Premises. Tenant will keep the Premises free of any lien imposed pursuant to any environmental laws relating to hazardous substances released or brought on the Premises by Tenant.

(f) Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises and the Building, at its sole cost and expense, any and all hazardous substances, including any equipment or systems containing hazardous substances, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises and/or the Building or any portion thereof by Tenant and/or any agents, employees, contractors, invitees or licensees of Tenant (such obligation to survive the expiration or sooner termination of this Lease).

(g) For purposes of this Lease, the following definitions shall apply: “hazardous substance(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “environmental laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any hazardous substances or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any hazardous substances.

ARTICLE 7

Services

7.1 On or before the Commencement Date, Tenant will cause each utility provider to set up an account for the Premises in Tenant’s name and to bill Tenant directly for all utilities supplied to the Premises from the date of this Lease throughout the Term. Tenant will contract for directly and pay when due all electrical service, water, sewer service, natural gas, telecommunications services, garbage removal, janitorial, landscaping, interior and exterior window washing, and all other utility services and other services supplied to or consumed in, at, or from the Premises or Building and all related access charges and connection fees.

7.2 In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future laws permitting the termination of this Lease due to such interruption, failure or inability.

7.3 In the event any governmental authority having jurisdiction over the Building promulgates or revises any applicable laws or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Controls”) or in the event Landlord is required or elects to make alterations to the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

7.4 Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

7.5 Tenant acknowledges that Landlord may, from time to time, be required to disclose certain information concerning the Building’s energy use pursuant to California law (any such current or future law or regulation regarding disclosure of energy efficiency data with respect to the Building shall be referred to herein as the “Energy Disclosure Regulations”). Tenant shall cooperate with Landlord with respect to any disclosure and/or reporting requirements pursuant to any Energy Disclosure Regulations. Without limiting the generality of the foregoing, Tenant shall, within ten (10) business days following request from Landlord, disclose to Landlord all information reasonably requested by Landlord in connection with the Energy Disclosure Regulations, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant’s name, the number of employees working within the Premises, the operating hours for Tenant’s business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Regulations), and any third parties to whom Landlord is required to make the disclosures pursuant to the Energy Disclosure Regulations. Tenant agrees that none of the Landlord Parties (as defined below) shall be liable for any loss, cost, damage, expense or liability related to Landlord’s disclosure of such information provided by Tenant.

ARTICLE 8

Alterations

8.1 Tenant shall not make any alterations, additions, modifications or improvements in or to the Premises or any part thereof, or attach any fixtures or equipment thereto (collectively, “Alterations”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence, Tenant may, (a) in any consecutive twelve (12) months, make such Alterations without Landlord’s consent only if the total cost is one hundred fifty thousand dollars ($150,000) or less and it will not affect in any way the structural, exterior, entry or roof elements of the Building or the Premises, or the mechanical, electrical, plumbing, utility or life safety systems of the Building, and (b) at some point in the future, convert the gym area into a general purpose lab space subject to Landlord’s approval of Tenant’s plans and specifications and the other provisions of this Article 8, but Tenant shall give prior written notice of any such Alterations to Landlord. All Alterations (except the initial improvements to be constructed or installed by Landlord, if any, pursuant to Exhibit B) in or to the Premises to which Landlord consents shall be made by Tenant at Tenant’s sole cost and expense as follows:

(a) Tenant shall submit to Landlord, for Landlord’s prior written approval, complete plans and specifications for all work to be done by Tenant. Such plans and specifications shall be prepared by responsible licensed architect(s) and engineer(s) reasonably approved in writing by Landlord, shall comply with all applicable codes, laws, ordinances, rules and regulations, shall not adversely affect the basic Building shell or any systems, components or elements of the Building, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the approval thereof, and shall be otherwise satisfactory to Landlord in Landlord’s reasonable discretion. Landlord shall respond to Tenant’s plans and specifications (and to any resubmittal of plans) within ten (10) business days of Landlord’s receipt thereof; provided that in the event Landlord fails to respond within such ten (10) business day period, then Tenant shall send a second written notice to Landlord expressly stating Tenant’s intention to exercise its rights under this section 8.1(a) and Landlord’s non-response to such second notice within five (5) days after Landlord’s receipt thereof shall be deemed approval of the plans and specifications. Tenant shall provide Landlord advance written notice of the licensed architect(s) and engineer(s) whom Tenant proposes to engage to prepare such plans and specifications. Landlord shall notify Tenant in writing whether Landlord approves or disapproves such architect(s) and engineer(s). Landlord’s approval or consent to any such work shall not impose any liability upon Landlord, and no action taken by Landlord in connection with such approval, including, without limitation, attending construction meetings of Tenant’s contractors, shall render Tenant the agent of Landlord for purposes of constructing any Alterations.

(b) If Landlord disapproves such plans and specifications, or any portion thereof, Landlord shall notify Tenant of such disapproval and of the revisions which Landlord requires in order to obtain Landlord’s approval within a reasonable period of time. Thereafter, Tenant shall submit to Landlord revised plans and specifications incorporating the revisions required by Landlord. Such revisions shall be subject to Landlord’s prior written approval. Tenant shall pay all costs, including the fees and expenses of the licensed architect(s) and engineer(s), in preparing such plans and specifications.

(c) Tenant shall pay for all work (including, without limitation, the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to make the Alterations. Tenant shall engage responsible licensed contractor(s) reasonably approved in writing by Landlord to perform all work. Tenant shall provide Landlord advance written notice of the contractors, subcontractors, mechanics and materialmen whom Tenant proposes to engage for the work, all of which shall be licensed in the State in which the Building is located and capable of being bonded. Landlord shall notify Tenant in writing whether Landlord approves or disapproves such contractor(s) within five (5) business days following Landlord’s receipt of Tenant’s written notice. All contractors and other persons shall at all times be subject to Landlord’s control while in the Building. For such Alterations having a cost equal to or greater than $500,000, Landlord shall have the right to require that any such contractor engaged by Tenant shall, prior to commencing work in the Premises, provide Landlord with a payment and performance bond and a labor and materials payment bond from a surety reasonably acceptable to Landlord in the amount of the contract price for the work naming Landlord and Tenant (and any other person designated by Landlord) as co-obligees. Prior to the commencement of any Alterations, if required by Landlord, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in form approved by Landlord covering the full cost of such Alterations. Under no circumstances shall Landlord be liable to Tenant for any liability, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work. In addition, Tenant acknowledges and agrees that any and all Alterations have not been expressly or impliedly required as a condition to the execution of this Lease for the use of the Premises permitted under this Lease or in lieu of payment of rent.

(d) Tenant shall give written notice to Landlord of the date on which construction of any work will be commenced at least twenty (20) days prior to such date (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall cause all work to be performed by the licensed contractor(s) reasonably approved in writing by Landlord in accordance with the plans and specifications approved in writing by Landlord and in full compliance with all applicable codes, laws, ordinances, rules and regulations.

(e) All material changes in the plans and specifications approved by Landlord shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. If Tenant wishes to make any such change in such approved plans and specifications, Tenant shall have Tenant’s architect(s) and engineer(s) prepare plans and specifications for such change and submit them to Landlord for Landlord’s written approval. If Landlord disapproves such change, Landlord shall specify in writing the reasons for disapproval and such plans and specifications shall be revised by Tenant and resubmitted to Landlord for Landlord’s written approval. After Landlord’s written approval of such change, such change shall become part of the plans and specifications approved by Landlord.

(f) Tenant shall pay Landlord on demand prior to or during the course of construction of any Alterations an amount (the “Supervision Fee”) equal to two percent (2%) of the total cost of such Alteration (and for purposes of calculating the Supervision Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord’s review of the plans and specifications for such Alterations and general oversight of the construction. In addition, Tenant shall pay to Landlord any direct costs incurred by Landlord with respect to any Alterations made by Tenant (beyond the normal services provided to tenants in the Building) and shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord in connection with the review, approval and supervision of such Alterations.

8.2 All Alterations, including, without limitation, carpeting and all other improvements made pursuant to Exhibit B, if any, whether temporary or permanent in character, made in or to the Premises either by Tenant or by Landlord shall become part of the Building and Landlord’s property. At Landlord’s sole election any or all Specialty Alterations (as defined below) made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of the Specialty Alterations, ordinary wear and tear excepted; provided that Landlord has notified Tenant concurrently with Landlord’s consent that such Specialty Alteration must be removed at the expiration or sooner termination of this Lease. The removal of the Specialty Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Tenant shall not be required to remove any Alterations except Specialty Alterations as required above. Movable furniture, equipment, trade fixtures and personal property (except partitions) shall remain the property of Tenant and Tenant shall, at Tenant’s expense, remove all such property from the Building at the end of the Lease Term. Termination of this Lease shall not affect the obligations of Tenant pursuant to this section 8.2 to be performed after such termination.

8.3 “Specialty Alterations” shall mean improvements that (i) perforate a floor slab in the Premises or a wall that encloses the core of the Premises, (ii) require the reinforcement of a floor slab in the Premises, (iii) consist of the installation of a raised flooring system, (iv) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable person uses for ordinary office and R&D space, (v) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core), or (vi) affect in any way the structural, exterior, entry or roof elements of the Building or the Premises, or the mechanical, electrical, plumbing, utility or life safety systems of the Building.

8.4 Tenant hereby acknowledges that notwithstanding anything contained herein to the contrary, Landlord is not and shall not be deemed to be a “participating owner” with respect to any Alterations (including, without limitation, the improvements made pursuant to Exhibit B, if any) made in or to the Premises. Prior to commencement of any work at the Premises, Tenant shall obtain from all contractors, subcontractors, laborers, materialmen, and suppliers performing work in the Premises for Tenant a writing or writings duly executed by authorized representatives of such contractors, subcontractors, laborers, materialmen, or suppliers containing the following language or substantially identical provisions:

“Contractor acknowledges and agrees that it is performing a work of improvement on a Tenant’s leasehold interest and agrees to limit any right to impose a mechanic’s or materialman’s lien to Tenant’s leasehold interest. Contractor further agrees that the work of improvement is not being performed at Landlord’s insistence, is not being performed for the benefit of Landlord or Landlord’s ownership (fee) interest, and that Landlord is not directing Contractor’s work. Contractor further agrees that Landlord is not participating in the work of improvement or in Tenant’s enterprise. Contractor further agrees that it will provide Landlord with written notice of commencement of work within three (3) business days following commencement, so that Landlord may timely post a Notice of Non-Responsibility. Contractor waives and relinquishes the benefit of the “participating owner” doctrine as stated in California law, and further waives and relinquishes any right it may otherwise have had to impose any mechanic’s or materialman’s lien on Landlord’s ownership interest in the property.”

ARTICLE 9

Liens

9.1 Tenant shall keep the Premises and the Building free from mechanics’, materialmen’s and all other liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. Tenant shall have the right to contest the amount or validity of any such lien, provided Tenant gives prior written notice of such contest to Landlord, prosecutes such contest by appropriate proceedings in good faith and with diligence, and, upon request by Landlord, furnishes such bond as may be required by law to protect the Building and the Premises from such lien. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord, the Premises and the Building from such liens, and to take any other action Landlord deems necessary to remove or discharge liens or encumbrances at the expense of Tenant.

ARTICLE 10

Maintenance and Repairs

10.1 Tenant shall, at all times during the Lease Term and at Tenant’s sole cost and expense, maintain, repair and replace all parts of the Premises (excluding only the foundation, the roof structure, and the load-bearing portions of load-bearing walls), including, without limitation, all Building systems, the roof membrane, all of Tenant’s signs, all windows, doors, truck doors, and other penetrations in the outer walls of the Premises, all loading docks and lifts that serve the Premises, floor coverings, ceilings, elevators, all HVAC equipment and systems and all other mechanical, electrical, plumbing, lighting, lifesafety, and utility systems, equipment, conduits, pipes, ducts, and lines, and all fixtures and appliances in as good order and operating condition as received, ordinary wear and tear and damage thereto by fire or other casualty or by condemnation excepted. Tenant will also repair, or reimburse Landlord for, any blockage of or damage to the sewer lines and sewer system at the Building that results from anything that enters the sewer lines from the Premises that should not reasonably enter the sewer lines. Tenant will provide and pay for all garbage removal from the Premises. If Landlord designates a garbage removal service for the Building, Tenant will use that service and pay Tenant’s Percentage Share of the cost on the first day of each calendar month in advance. Tenant will perform all repairs and replacements with first-class materials and with first-class workmanship. Tenant will, at Tenant’s sole cost, maintain throughout the Lease Term a regularly scheduled preventative maintenance and service contract or contracts with a contractor or contractors specializing and experienced in the maintenance of HVAC equipment, for the maintenance of the HVAC systems. The maintenance and service contract shall include all services suggested by the equipment manufacturer (including requiring that the filters be changed at least every 60 days) and shall become effective (and Tenant shall deliver a copy to Landlord) within thirty (30) days after the Commencement Date. Tenant shall at all times maintain the HVAC systems in compliance with all applicable federal, state and local laws. If a leak occurs in any portion of the HVAC systems, Tenant shall promptly repair such leak in compliance with all applicable federal, state and local laws and complete such repairs within any deadline imposed by such federal, state or local laws. Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or related to any failure by Tenant to maintain the HVAC systems in compliance with all applicable federal, state and local laws or any failure by Tenant to repair any leak in any portion of the HVAC systems in compliance with all applicable federal, state and local laws. If Tenant replaces any part or component of the HVAC systems and receives a warranty from the manufacturer or a guaranty by the installer, Tenant shall furnish a duplicate original of each such warranty and guaranty to Landlord. Tenant shall, at the end of the term of this Lease, surrender to Landlord the Premises with the HVAC systems in as good condition and working order as received. Notwithstanding the provisions of this section 10.1 to the contrary, if any portion of the HVAC systems need to be replaced, Tenant, at Tenant’s option, shall either replace such HVAC system or require Landlord, upon thirty (30) days’ notice to Landlord, to replace the HVAC systems, in which case Tenant will reimburse Landlord for the cost incurred by Landlord in replacing such HVAC systems within thirty (30) days following demand from Landlord; provided, however, that any capital repairs or replacements of the HVAC systems shall be reasonably amortized as determined by Landlord over the remaining term of this Lease, together with interest at the rate of seven percent (7%) per annum. Tenant hereby waives all rights under California Civil Code section 1941 and all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as provided by California Civil Code section 1942 or any other law, statute or ordinance now or hereafter in effect. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, maintain, decorate or paint the Premises or the Building or any part thereof or any equipment, fixtures or improvements therein.

10.2 Landlord shall maintain the foundation, roof, exterior face of exterior walls, and the loadbearing portions of load-bearing walls of the Building, in reasonably good order and condition. Any damage in or to any such areas or elements caused by Tenant or any agent, employee, contractor, licensee or invitee of Tenant shall be repaired by Landlord at Tenant’s expense and Tenant shall reimburse Landlord therefor on demand, as additional rent. Landlord shall not be liable for any criminal acts of others or for any direct, consequential or other loss or damage related to any malfunction, circumvention or other failure of any access control service, device or personnel.

ARTICLE 11

Damage or Destruction

11.1 If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty (a “Casualty”), Landlord shall, within sixty (60) days of the date of the damage, give Tenant written notice of Landlord’s reasonable estimate of the time required from the date of the damage to repair the damage (the “Damage Estimate”). Landlord shall diligently proceed to repair the damage and this Lease shall remain in full force and effect if (i) the damage is caused by a peril covered by Landlord’s insurance (or would be covered by Landlord’s insurance had Landlord maintained a standard Special Form (formally all risk) insurance policy for full replacement cost of the Building) and the proceeds from such insurance are or would have been sufficient (without considering any deductible amounts) to repair the damage (an “Insured Casualty”), and the Damage Estimate is two hundred seventy (270) days or less, or (ii) the damage is caused by a peril not covered (or would be covered by Landlord’s insurance had Landlord maintained a standard Special Form (formally all risk) insurance policy for full replacement cost of the Building) by Landlord’s insurance or the proceeds from Landlord’s insurance are not or would not have been sufficient (without considering any deductible amounts) to repair the damage (an “Uninsured Casualty”), and the Damage Estimate is ninety (90) days or less. If the Damage Estimate is more than two hundred seventy (270) days, in the case of an Insured Casualty, or more than ninety (90) days, in the case of an Uninsured Casualty, Landlord, at its option exercised by written notice to Tenant within sixty (60) days of the date of the damage, shall either (a) diligently proceed to repair the damage, in which event this Lease shall continue in full force and effect (subject to this Article 11), or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice. Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures, and other personal property, nor any above Building standard Alterations that were installed in the Premises by or at the request of Tenant (including those installed by Landlord at

Tenant’s request, whether prior or subsequent to the commencement of the Lease term), and no damage to any of the foregoing shall entitle Tenant to any rent abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items. All such repair and replacement of above Building standard Alterations shall be constructed by Tenant in accordance with Paragraph 9 above regarding Alterations. Notwithstanding any contrary provision of this Article 11, the parties hereby agree as follows: (i) the closure of the Building, the common areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease, (ii) Casualty covered by this Article 11 shall require that the physical or structural integrity of the Premises, the Building, or the common areas is degraded as a direct result of such occurrence, and (iii) a Casualty under this Article 11 shall not be deemed to occur merely because Tenant is unable to productively use the Premises in the event that the physical and structural integrity of the Premises is undamaged.

11.2 If (i) the damage is to the Premises or if the Building is so damaged that access to or use and occupancy of the Premises is materially impaired, (ii) the Damage Estimate is more than two hundred seventy (270) days, (iii) the damage was not directly caused by the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, licensees, invitees, guests or customers, and (iv) Landlord does not give notice terminating this Lease within the sixty (60) day period provided above, then Tenant may give notice to Landlord, within thirty (30) calendar days after the expiration of the aforesaid sixty (60) day period, terminating this Lease as of the date specified in Tenant’s termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of Tenant’s termination notice.

11.3 Notwithstanding anything to contrary contained in this Paragraph 26, if the initial Damage Estimate is more than ninety (90) days, and the damage occurs during the last twelve (12) months of the Lease term, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other, in the case of Landlord together with the Damage Estimate, or, in the case of Tenant, within thirty (30) days of Tenant’s receipt of the Damage Estimate, and this Lease shall terminate as of the date specified by the party in its termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of such notice.

11.4 A total destruction of the Building shall automatically terminate this Lease effective as of the date of such total destruction.

ARTICLE 12

Subrogation

12.1 Each party hereto hereby releases the other respective party and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises or the Building that is caused by or results from risks insured against under any fire and extended coverage insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this section 12.1, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to section 13.2 but not actually carried by Tenant, and Landlord shall be deemed to carry standard fire and extended coverage policies on the Building. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

ARTICLE 13

Indemnification and Insurance

13.1 Tenant hereby waives all claims against Landlord, Landlord’s members, partners, shareholders, trustees, and beneficiaries, the Building’s property manager, and Landlord’s asset manager, and their respective officers, directors, agents, servants, employees and independent contractors (collectively, the “Landlord Parties”), for damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any person in, on or about the Premises or the Building arising at any time and from any cause whatsoever other than by reason of the gross negligence or willful misconduct of Landlord. Tenant further assumes all risk of, and agrees that Landlord and the Landlord Parties shall not be liable for, any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) sustained as a result of the Premises not having been inspected by a Certified Access Specialist (CASp). Tenant shall indemnify, defend and hold harmless the Landlord Parties from and against all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with or arising from (a) any cause whatsoever in, on or about the Premises or any part thereof arising at any time during the Term of this Lease or any period that Tenant has possession of the Premises other than by reason of the gross negligence or willful misconduct of Landlord, or (b) any act or omission of Tenant or its agents, employees, contractors, invitees or licensees in, on or about any part of the Building other than the Premises (including, without limitation, any damage, bodily or personal injury, illness or death which is caused in part by Landlord), or (c) any breach by Tenant of the terms of this Lease. This Article 13 shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death occurring prior to such termination.

13.2 Tenant shall, at Tenant’s sole cost and expense, obtain and keep in force during the term of this Lease the following insurance:

(a) Workers’ compensation and employers’ liability insurance policies with a minimum limit of $1,000,000. The policies shall contain a Waiver of Subrogation endorsement in favor of the Landlord Parties.

(b) If applicable, automobile liability insurance policy containing liability symbol “1” (any automobile), including owned, non-owned and hired automobiles, with a combined single limit of $2,000,000 for bodily injury and property damage or equivalent approved by Landlord.

(c) An occurrence form commercial general liability insurance policy with coverage at least as broad as ISO form CG0001 with limits of not less than $2,000,000 combined single limit, each occurrence and aggregate, and will not provide for a self-insured retention or deductible in excess of $25,000. Such insurance shall include Legal Liability limits of $1,000,000 per occurrence, and $2,000,000 products/completed operations coverage and such insurance shall be primary insurance as respects any claims, losses or liability arising directly or indirectly from the Tenant’s operations and/or occupancy, and any other insurance maintained by Landlord shall be excess and not contributory with the insurance required hereunder. Said insurance policies shall include an endorsement, providing that the Landlord Parties and their officers and employees are additional insured using CG 2011 or comparable wording. The Additional Insured(s) endorsement shall be at no cost to Landlord or the other additional insured(s). All such insurance shall insure the performance by Tenant of the indemnity agreement set forth in section 13.1 hereof.

(d) Umbrella liability insurance policy with a limit of not less than $5,000,000 or such higher limit as may be required by Landlord. The policy shall provide excess coverage over Tenant’s Employers’ Liability, Automobile Liability and Commercial General Liability coverages.

(e) Insurance policy for full replacement cost of the Tenant’s movable furniture, equipment, trade fixtures and personal property in the Premises, as well as any Tenant Improvements and Alterations, with special form cause of loss (including sprinkler leakage) with agreed value endorsement. Loss of business income and continuing expense coverage will be included for a minimum of 12 months rental value. Tenant will name Landlord as loss payee for all such insurance. All amounts received by Tenant under the insurance specified in this section 13.2 shall first be applied to the payment of the cost of the repair and replacement Tenant is obligated to do under Article 11 hereof.

13.3 Landlord makes no representation that the limits of liability required hereunder shall be adequate to protect Tenant. In addition, Landlord reserves the right to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as determined by Landlord (which insurance coverages may be greater than those set forth in section 13.2 above and which may include types of insurance not specified above with respect to Tenant) and as to which Landlord and such other parties designated by Landlord shall be additional insureds.

13.4 All insurance required under this Article 13 and all renewals thereof shall be issued by good and responsible companies rated not less than A-:VIII in Best’s Insurance Guide and qualified to do and doing business in the State in which the Building is located. Each policy, other than Tenant’s workers’ compensation insurance, shall: (a) if available, provide that the policy shall not be canceled or altered without thirty (30) days’ prior written notice to Landlord and shall remain in effect notwithstanding any such cancellation or alteration until such notice shall have been given to Landlord and such period of thirty (30) days shall have expired (provided that if such 30 day notice is not available in any policy, then Tenant shall be required hereunder to provide such notice to Landlord in writing at least thirty (30) days prior to any such cancellation or alteration); (b) protect Tenant, as named insured, and Landlord and all the other Landlord Parties and any other parties designated by Landlord, as additional insureds, using such ISO or other form of endorsement as directed in writing by Landlord; (c) shall insure Landlord’s and such other parties’ contingent liability with regard to acts or omissions of Tenant; (d) include all waiver of subrogation rights endorsements necessary to effect the provisions of Article 12 above; (e) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Landlord Parties by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant; (f) specifically include all liability assumed by Tenant under this Lease (provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Tenant’s indemnity obligations under this Lease); and (g) if subject to deductibles, shall provide for deductible amounts not in excess of the maximum amount permitted above. Tenant shall deliver certificates of insurance, reasonably acceptable to Landlord, to Landlord at least ten (10) days before the Commencement Date and at least ten (10) days before expiration of each policy. If Tenant fails to insure or fails to furnish to Landlord within ten (10) days following notice from Landlord to do so any such certificate thereof as required, Landlord shall have the right from time to time to effect such insurance for the benefit of Tenant or Landlord or both of them and all premiums paid by Landlord shall be payable by Tenant as additional rent on demand.

ARTICLE 14

Compliance With Legal Requirements

14.1 Tenant shall, at its sole cost and expense, promptly comply with all laws, ordinances, rules, regulations, directives, orders, guidelines and other requirements of any governmental entity, governmental agency or public authority now in force or which may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any direction or certificate of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or affect the condition, use or occupancy of the Premises, or requirements to cease or reduce Tenant’s business operations in or Tenant’s use of the Premises, or the operation, use or maintenance of any equipment, fixtures or improvements in the Premises (collectively, “Legal Requirements”), excluding requirements of structural or non-structural alterations or improvements not related to or affected by Tenant’s specific use of the Premises or by Alterations made by or for Tenant at Tenant’s request.

ARTICLE 15

Assignment and Subletting

15.1 Tenant shall not, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign this Lease or any interest herein or sublease the Premises or any part thereof, or permit the use or occupancy of the Premises by any person other than Tenant. Tenant shall not, directly or indirectly, without the prior written consent of Landlord, pledge, mortgage or hypothecate this Lease or any interest herein. This Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant involuntarily or by operation of law without the prior written consent of Landlord. For purposes of this Lease, any of the following transfers on a cumulative basis shall constitute an assignment of this Lease (“Change of Control”): if Tenant is a corporation, the transfer of more than forty-nine percent (49%) of the stock of the corporation; if Tenant is a partnership or a limited liability company, the transfer of more than forty-nine percent (49%) of the capital or profits or partnership or membership interests in the partnership or limited liability company; and if Tenant is a trust, the transfer of more than forty-nine (49%) of the beneficial interest under the trust. Any of the foregoing acts without such prior written consent of Landlord shall be void and shall, at the option of Landlord, constitute a default that entitles Landlord to terminate this Lease.

15.2 If Tenant wishes to assign this Lease or sublease all or any part of the Premises, Tenant shall provide Landlord written notice identifying the intended assignee or subtenant by name and address and specifying all of the terms of the intended assignment or sublease, and a copy of all documentation pertaining to such assignment or sublease (except that Landlord shall have the right to require that Tenant and such assignee or subtenant execute Landlord’s standard and reasonable form of consent document). Tenant shall give Landlord such additional information as Landlord reasonably requests concerning the intended assignee or subtenant (including, without limitation, current financial statements) or the intended assignment or sublease. Without limiting or excluding other reasonable grounds for withholding Landlord’s consent to a proposed assignment or sublease, Landlord shall have the right to withhold consent if (a) the proposed assignee or subtenant or the use of the Premises to be made by the proposed assignee or subtenant is prohibited by this Lease or any laws, covenants, or restrictions applicable to the Building, (b) it is not demonstrated to the reasonable satisfaction of Landlord that the proposed assignee or subtenant is financially able to perform all of the obligations of Tenant under this Lease, (c) the space will be used for a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, or any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or (d) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings.

15.3 Notwithstanding anything to the contrary in this Article 15, if Tenant wishes to assign this Lease or sublease all or any part of the Premises to any third party other than an Affiliate or pursuant to a Change of Control, Landlord shall have the right, by giving notice to Tenant within thirty (30) days after Tenant requests the consent of Landlord (i) in the event of an assignment of this Lease, to terminate this Lease effective as of the date such assignment would have become effective (and such termination date shall become the Expiration Date for purposes of this Lease), or (ii) in the event of a sublease for a term substantially equal to the remainder of the Term of this Lease, to terminate this Lease as it pertains to the portion of the Premises so proposed by Tenant to be sublet effective as of the date such sublease would have become effective (and such termination date shall become the Expiration Date for purposes of this Lease with respect to such portion of the Premises). In event that Landlord exercises the rights provided in this section 15.3 to recapture a portion of the Premises, then the cost of demising such recaptured space from the remainder of the Premises (including, without limitation, the separation of utilities) shall be at Landlord’s sole cost and expense.

15.4 Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of $750.00 for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs.

15.5 No assignment, sublease, pledge, mortgage, hypothecation or other transfer, nor any consent by Landlord to any of the foregoing, shall release Tenant from any of Tenant’s obligations and liabilities under this Lease or alter the primary liability of Tenant to pay rent and to perform all other obligations to be performed by Tenant hereunder (and Landlord may proceed directly against Tenant without the necessity of exhausting any remedies against such assignee, subtenant or successor), or shall be deemed to be a consent to any subsequent pledge, mortgage, hypothecation, assignment, sublease, or occupation or use by another person. Tenant hereby acknowledges and agrees, and any instrument by which an assignment or sublease is accomplished shall expressly provide: (a) that the assignee will perform and observe all the agreements, covenants and conditions to be performed and observed by Tenant under this Lease as and when performance and observance is due after the effective date of the assignment, (b) that Landlord will have the right to enforce such agreements, covenants and conditions directly against such assignee, (c) in the case of a sublease, the subtenant shall, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (d) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (e) in the case of a sublease, the subtenant agrees that such sublease shall be subject and subordinate to this Lease. Any assignment or sublease without an instrument containing the foregoing provisions shall be void and shall, at the option of Landlord, constitute a default under this Lease. No assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises or any part thereof until an executed duplicate original of such assignment or sublease (and any standard form of consent document required by Landlord) has been delivered to Landlord, together with the written consent to such assignment or sublease of any guarantor of Tenant’s obligations hereunder, if any, and certificates evidencing that such subtenant or assignee is carrying all insurance coverage required under this Lease has been provided to Landlord.

15.6 If Landlord consents in writing, then as condition to and in consideration for such consent, all “excess rent” (as hereinafter defined) derived from such assignment or sublease shall be divided and paid fifty percent (50%) to Tenant and fifty percent (50%) to Landlord during each month of the sublease term. Landlord’s share of such excess rent shall be computed monthly and shall be deemed to be, and shall be paid by Tenant to Landlord as, additional rent. Tenant shall pay Landlord’s share of such excess rent to Landlord within thirty (30) days as and when such excess rent is received by Tenant. As used in this section 15.6, “excess rent” shall mean the amount by which the total money and other economic consideration to be paid by the assignee or subtenant as a result of an assignment or sublease, whether denominated rent or otherwise, for any given month exceeds, in the aggregate, the total amount of rent which Tenant is obligated to pay to Landlord under this Lease for such month (prorated to reflect the rent allocable to the portion of the Premises subject to such assignment or sublease), after Tenant has recovered all reasonable costs paid by Tenant for brokers’ commissions, attorneys’ fees, improvement costs and Landlord’s review fees with respect to such sublease or assignment. Tenant shall provide to Landlord, within thirty (30) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of such costs and reasonable supporting documents.

15.7 Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (a) treat such sublease as canceled and repossess the entire Premises by any lawful means, or (b) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any subtenant to make all payments under or in connection with a sublease directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such subtenant shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.

15.8 Notwithstanding anything to the contrary in sections 15.1, 15.2 or 15.6, but subject to sections 15.4, 15.5 and 15.7, Tenant may, without Landlord’s consent (A) conduct a Change of Control or (B) assign this Lease or sublet the Premises or any portion thereof to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) (collectively, an “Affiliate”), provided that (i) the Affiliate’s net worth is not less than the greater of Tenant’s net worth as of the date this Lease is executed and the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part), (ii) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part (e.g. a merger) and where such assignor makes sufficient reserves for contingent liabilities (including its obligations under this Lease) as required by applicable law, the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (iii) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (iv) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and in the case of an assignment (by any means), or a sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (v) in the case of a sublease, the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease. Tenant shall provide Landlord with at least ten (10) days’ prior written notice of the assignment or subletting, together with evidence that the requirements of this section 15.8 have been met, together with a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate; provided however, if Tenant is prohibited from providing such prior notice as a result of Legal Requirements or a confidentiality or other non-disclosure agreement, Tenant shall provide such written notice and other information as soon as Tenant is permitted to do so. For the purpose of this Lease, sale of Tenant’s capital stock through an initial public offering, any public exchange or issuances for purposes of raising financing shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises.

ARTICLE 16

Rules and Regulations

16.1 Tenant shall faithfully observe and comply with the rules and regulations (the “Rules and Regulations”) set forth in Exhibit C and, after notice thereof, all reasonable modifications thereof and additions thereto from time to time made in writing by Landlord. If there is any conflict, this Lease shall prevail over the Rules and Regulations and any modifications thereof or additions thereto.

ARTICLE 17

Entry by Landlord

17.1 Upon one (1) business day prior notice (except in an emergency, in which case no prior notice is required), Landlord shall have the right to enter the Premises at any time to (a) inspect the Premises, (b) exhibit the Premises to prospective purchasers, lenders or tenants, (c) determine whether Tenant is performing all of its obligations hereunder, (d) supply any service to be provided by Landlord, (e) post notices of nonresponsibility, and (f) make any repairs to the Premises, or make any repairs to any adjoining space or utility services, or make any repairs, alterations or improvements to any other portion of the Building, provided all such work shall be done as promptly as reasonably practicable and so as to cause as little interference to Tenant as reasonably practicable. Tenant waives all claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant and approved in writing by Landlord in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open such doors in an emergency to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of such means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

ARTICLE 18

Events of Default

18.1 The occurrence of any one or more of the following events (“Event of Default”) shall constitute a breach of this Lease by Tenant:

(a) Tenant fails to pay any Monthly Rent as and when such rent becomes due and payable and such failure continues for more than five (5) business days after written notice thereof to Tenant; or

(b) Tenant fails to pay any other additional rent or other amount of money or charge payable by Tenant hereunder as and when such additional rent or amount or charge becomes due and payable and such failure continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; or

(c) Tenant fails to perform or observe any agreement, covenant or condition according to the provisions of Articles 6, 9, 15, 22 or 25 of this Lease as and when performance or observance is due and such failure continues for more than five (5) business days after Landlord gives written notice thereof to Tenant; or

(d) Tenant fails to perform or observe any other agreement, covenant or condition of this Lease to be performed or observed by Tenant as and when performance or observance is due and such failure continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant;

provided, however, that if, by the nature of such agreement, covenant or condition, such failure cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure within a reasonable time; or

(e) Tenant or any guarantor of Tenant’s obligations under this Lease (i) is generally not paying its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant (or such guarantor) or of any substantial part of Tenant’s (or such guarantor’s) property, or (v) takes action for the purpose of any of the foregoing; or

(f) A court or governmental authority of competent jurisdiction enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant (or any guarantor of Tenant’s obligations under this Lease) or with respect to any substantial part of Tenant’s (or such guarantor’s) property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Tenant (or such guarantor), or if any such petition is filed against Tenant (or such guarantor) and such petition is not dismissed within sixty (60) days; or

(g) This Lease or any estate of Tenant or any guarantor of Tenant’s obligations under this Lease hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days; or

(h) Tenant abandons the Premises; or

(i) Tenant fails to maintain the Letter of Credit pursuant to the terms and provisions of Article 27.

ARTICLE 19

Remedies Upon Default

19.1 Landlord shall have the remedy described in California Civil Code section 1951.2. If an Event of Default occurs, Landlord at any time thereafter shall have the right to give a written termination notice to Tenant (which may be included in a single notice given by Landlord under section 18.1 hereof) and on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:

(a) The worth at the time of award of all unpaid rent which had been earned at the time of termination;

(b) The worth at the time of award of the amount by which all unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(c) The worth at the time of award of the amount by which all unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

(d) All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the Interest Rate (as defined in section 31.2 below). The “worth at the time of award” of the amount referred to in clause (c) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid rent under clauses (a), (b) and (c) above, the rent reserved in this Lease shall be deemed to be all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.

19.2 Landlord shall have the remedy described in California Civil Code section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, even though Tenant has breached this Lease and an Event of Default has occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to enforce all its rights and remedies under this Lease, including the right to recover all rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

19.3 The remedies provided for in this Lease are in addition to all other remedies available to Landlord at law or in equity by statute or otherwise, and may be exercised during any eviction moratorium (to the extent allowed by applicable Legal Requirements). Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

19.4 If Landlord defaults under this Lease, Tenant shall give written notice to Landlord specifying such default with particularity, and Landlord shall have thirty (30) days after receipt of such notice within which to cure such default; provided, however, that if such default cannot reasonably be cured within such period of thirty (30) days, a default by Landlord shall not exist as long as Landlord commences with due diligence and dispatch the curing of such default within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such default within a reasonable time. In the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages. Notwithstanding any other provision of this Lease, neither Landlord nor any of the other Landlord Parties shall have any personal liability under this Lease. In the event of any default by Landlord under this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Building and all the proceeds, rents, awards and income derived therefrom, and in no event shall any deficiency judgment or personal money judgment of any kind be sought or obtained against Landlord or any of the other Landlord Parties.

ARTICLE 20

Landlord’s Right to Cure Defaults

20.1 All agreements to be performed by Tenant under this Lease shall be at Tenant’s sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money required to be paid by Tenant hereunder or fails to perform any other act on Tenant’s part to be performed hereunder, Landlord shall have the right, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rent hereunder and shall be payable by Tenant to Landlord on demand, together with interest on all such sums from the date of expenditure by Landlord to the date of repayment by Tenant at the Interest Rate. Landlord shall have, in addition to all other rights and remedies of Landlord, the same rights and remedies in the event of the nonpayment of such sums plus interest by Tenant as in the case of default by Tenant in the payment of rent.

ARTICLE 21

Eminent Domain

21.1 If a material part of the Premises is taken for a period in excess of one hundred eighty (180) days by exercise of the power of eminent domain before the Commencement Date or during the Lease Term, Landlord and Tenant each shall have the right, by giving written notice to the other within thirty (30) days after the date of such taking, to terminate this Lease. If either Landlord or Tenant exercises such right to terminate this Lease in accordance with this section 21.1, this Lease shall terminate as of the date of such taking. If neither Landlord nor Tenant exercises such right to terminate this Lease in accordance with this section 21.1, or if less than a material part of the Premises is so taken, this Lease shall terminate as to the portion of the Premises so taken as of the date of such taking and shall remain in full force and effect as to the portion of the Premises not so taken, and the Base Rent and amounts payable under sections 3.1(b) and 3.1(c) hereof shall be reduced as of the date of such taking in the proportion that the usable area of the Premises so taken bears to the total usable area of the Premises (but the Allowance Rent shall not be reduced). If all of the Premises is taken by exercise of the power of eminent domain before the Commencement Date or during the Lease Term, this Lease shall terminate as of the date of such taking. Notwithstanding any contrary provision of this Lease, the following governmental actions shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant’s business or the Building to close during the Term, and (ii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease.

21.2 If all or any part of the Premises is taken by exercise of the power of eminent domain, all awards, compensation, damages, income, rent and interest payable in connection with such taking shall, except as expressly set forth in this section 21.2, be paid to and become the property of Landlord, and Tenant hereby assigns to Landlord all of the foregoing. Without limiting the generality of the foregoing, Tenant shall have no claim against Landlord or the entity exercising the power of eminent domain for the value of the leasehold estate created by this Lease or any unexpired Lease Term. Tenant shall have the right to claim and receive directly from the entity exercising the power of eminent domain only the share of any award determined to be owing to Tenant for the taking of improvements installed in the portion of the Premises so taken by Tenant at Tenant’s sole cost and expense based on the unamortized cost paid by Tenant for such improvements, for the taking of Tenant’s movable furniture, equipment, trade fixtures and personal property, for loss of goodwill, for interference with or interruption of Tenant’s business, or for removal and relocation expenses, but only if such share does not reduce the amount otherwise payable to Landlord.

21.3 Notwithstanding anything to the contrary contained in this Article 21, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and amounts payable under sections 3.1(b) and 3.1(c) hereof (but not the Allowance Rent) shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

21.4 As used in this Article 21, a “taking” means the acquisition of all or part of the Premises for a public use by exercise of the power of eminent domain and the taking shall be considered to occur as of the earlier of the date on which possession of the Premises (or part so taken) by the entity exercising the power of eminent domain is authorized as stated in an order for possession or the date on which title to the Premises (or part so taken) vests in the entity exercising the power of eminent domain“”. Tenant hereby waives any and all rights it might otherwise have pursuant to section 1265.130 of the California Code of Civil Procedure.

ARTICLE 22

Subordination to Mortgages

22.1 This Lease shall be subject and subordinate at all times to the lien of all mortgages and deeds of trust securing any amount or amounts whatsoever which may now exist or hereafter be placed on or against the Building or on or against Landlord’s interest or estate therein, all without the necessity of having further instruments executed by Tenant to effect such subordination; provided however, so long as no Event of Default (or default that subsequently matures into an Event of Default) by Tenant under this Lease has occurred and is continuing, such subordination of this Lease to any mortgage or deed of trust which may exist hereafter is conditioned upon the holder of such mortgage or deed of trust executing and delivering to Tenant a commercially reasonable non-disturbance agreement (“SNDA”) which provides that in the event of a foreclosure of any mortgage or deed of trust hereafter placed on or against the Building or on or against Landlord’s interest or estate therein, or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default exists under this Lease, and Tenant shall attorn to the person who acquires Landlord’s interest hereunder through any such mortgage or deed of trust. Notwithstanding anything to the contrary herein, (i) Landlord and Tenant acknowledge and agree that the execution and delivery of an SNDA substantially in the form of the SNDA attached hereto as Exhibit G will satisfy the condition set forth in the preceding sentence, and (ii) in the event Landlord and its lender execute and deliver an SNDA consistent with the form attached hereto as Exhibit G to Tenant for execution, then this Lease shall automatically be subordinated to the lien of such lender’s mortgage or deed of trust. Tenant agrees to execute, acknowledge and deliver upon demand such further instruments evidencing such subordination of this Lease to the lien of all such mortgages and deeds of trust as may reasonably be required by Landlord. Tenant hereby acknowledges that, after the date hereof, Landlord may obtain secured financing for the Building secured by a mortgage or deed of trust. If any lender secured or to be secured by a mortgage or deed of trust should require, as a condition to such financing, either execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease, giving such lender the right to cure such default until such lender has completed foreclosure and preventing Tenant from terminating this Lease unless such default remains uncured after foreclosure has been completed, or any modification of the agreements, covenants or conditions of this Lease, or both of them, then Tenant agrees to execute and deliver such agreement or modification as required by such lender in commercially reasonable terms within ten (10) business days after receipt thereof; provided, however, that no such modification shall affect Tenant’s right of quiet enjoyment to the Premises, the length of the Lease Term or increase the rent payable by Tenant under Article 3 hereof. Promptly following the full execution of this Lease, Landlord shall request that the holder of any existing Superior Interest execute a written “non-disturbance agreement” in favor of Tenant providing that if Tenant is not in default under this Lease beyond any applicable grace period, such party will recognize this Lease and Tenant’s rights hereunder and will not disturb Tenant’s possession hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof; provided that if, in order to obtain such non-disturbance agreement Landlord is required to expend any sum, Landlord shall so notify Tenant and Tenant may elect to pay such sum or to withdraw Tenant’s request for such non-disturbance agreement. In no event shall Landlord be required to expend any sums in connection therewith. The failure of any such holder of a Superior Interest to execute and deliver such a non-disturbance agreement upon Landlord’s request shall not constitute a default hereunder by Landlord, it being understood that Landlord’s sole obligation is to request in good faith the execution and delivery of such agreement.

ARTICLE 23

Surrender of Premises; Ownership and Removal of Trade Fixtures

23.1 No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such subtenants or subtenancies.

23.2 Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 23 and section 8.2 above, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession, ordinary wear and tear and damage thereto by condemnation, fire or other Casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions, voice and data cabling and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed; provided, however, that in lieu of removing certain cabling, Tenant shall, at Landlord’s request, abandon and leave in place, without additional payment to Tenant or credit against rent, any cabling (including conduit) designated by Landlord and installed in the Premises or elsewhere in the Building by or on behalf of Tenant (including all connections for such cabling), in a neat and safe condition in accordance with the requirements of all applicable Legal Requirements, including the National Electric Code or any successor statute, and terminated at both ends of a connector, properly labeled at each end and in each electrical closet and junction box. Any such property not so removed by Tenant shall be deemed to be abandoned and at the option of Landlord shall either (a) become Landlord’s property without any payment to Tenant or (b) remain Tenant’s property, but Landlord shall have the right to sell or otherwise dispose of such personal property in any commercially reasonable manner, provided that any proceeds realized from the sale of Tenant’s property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations under this Lease (including, without limitation, past due rent amounts and any termination damages owing by Tenant to Landlord pursuant to Article 19 hereof), and any remaining balance shall be returned to Tenant. Notwithstanding anything to the contrary, during the term of the Lease, Tenant reserves the right to remove from the Premises any specialized equipment, tools, trade fixtures, and personal properties installed by and paid for by Tenant, including, without limitation, clean rooms; provided, that Tenant shall repair any damage resulting from such removal.

ARTICLE 24

Sale

24.1 If the original Landlord hereunder, or any successor owner of the Building, sells or conveys the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing after such sale or conveyance shall terminate and the original Landlord, or such successor owner, shall automatically be released therefrom, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner. All liabilities and obligations on the part of the original Landlord or such successor owner that accrued before the sale or conveyance shall remain the responsibility of the original Landlord or such successor owner. This Article 24 shall survive termination of the Lease.

ARTICLE 25

Estoppel Certificate

25.1 At any time and from time to time, Tenant shall, within ten (10) business days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Expiration Date determined in accordance with Article 2 hereof and the date, if any, to which all rent and other sums payable hereunder have been paid; (c) that no notice has been received by Tenant of any default by Tenant hereunder which has not been cured, except as to defaults specified in such certificate; (d) that Landlord is not in default hereunder, except as to defaults specified in such certificate; and (e) such other matters as may be reasonably requested by Landlord or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by Landlord and any actual or prospective purchaser, mortgagee or beneficiary under any deed of trust of the Building or any part thereof.

ARTICLE 26

Holding Over

26.1 Any holding over after the expiration or other termination of the Lease Term without the express written consent of Landlord delivered to Tenant shall be construed to be a tenancy at sufferance. Any holding over after the expiration or other termination of the Lease Term with the express written consent of Landlord delivered to Tenant shall be construed to be a tenancy from month to month only, and shall be on all the terms set forth herein, except that the monthly Base Rent shall be an amount equal to (i) during the first two (2) months following the expiration or other termination of the Lease Term, one hundred fifty percent (150%) of the monthly Base Rent payable for the last full month of the Lease Term (without giving consideration to any period of abatement arising as a result of the occurrence of any casualty or for any other reason), and (ii) from and after the commencement of the third (3rd) month following the expiration or other termination of the Lease Term, two hundred percent (200%) of the monthly Base Rent payable for the last full month of the Lease Term (without giving consideration to any period of abatement arising as a result of the occurrence of any casualty or for any other reason). Acceptance by Landlord of any rent after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the Lease Term. The provisions of this section are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law.

26.2 Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, attorneys’ fees, incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

ARTICLE 27

Letter of Credit

27.1 Letter of Credit

(a) Contemporaneously with Tenant’s execution of this Lease, as security for the performance by Tenant of Tenant’s obligations hereunder, Tenant shall cause to be delivered to Landlord an original irrevocable standby letter of credit (the “Letter of Credit”) in the amount set forth in the Basic Lease Information (the “Letter of Credit Amount”), naming Landlord as beneficiary. The Letter of Credit shall be issued by a Qualified Bank (as defined below) and have an expiration date not earlier than the sixtieth (60th) day after the Expiration Date (as the same may be extended pursuant to Article 35), or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than sixty (60) days prior to the expiration thereof, and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof, subject to the normal procedures and practices of the Qualified Bank. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord to such transferee, without charge and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with Landlord’s certificate certifying that Landlord is entitled to draw upon the Letter of Credit, and with no other conditions, shall be in the form attached hereto as Exhibit F, and otherwise be in form and content satisfactory to Landlord. If the Letter of Credit has an expiration date earlier than the Expiration Date, then throughout the term of this Lease (including any renewal or extension of the term) Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least sixty (60) days prior to the date the Letter of Credit expires.

(b) As used herein, “Qualified Bank” shall mean a commercial bank (1) that is acceptable to Landlord and is solvent, nationally recognized, and has a local San Francisco Bay Area office which will negotiate or pay letters of credit, (2) which accepts deposits and maintains accounts, (3) that is chartered under the laws of the United States, any State thereof, or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, and (4) which has a long term rating from Standard and Poor’s Financial Services, LLC of not less than “BBB+” and a long term rating from Moody’s Investors Service, Inc. of not less than “A2” (or in the event such ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service or such other rating service as is reasonably acceptable to Landlord) (collectively, the “Bank’s Credit Rating Threshold”). Landlord hereby approves JP Morgan Chase as a Qualified Bank.

(c) Landlord, or its then authorized representatives, shall have the right to draw down an amount up to the face amount of the Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the security for the performance of Tenant’s obligations under this Lease, if any of the following shall have occurred or be applicable (each of the following being an “Letter of Credit Draw Event”): (i) following an Event of Default, for any such amount that is due to Landlord under the terms and conditions of this Lease; (ii) this Lease has terminated prior to the expiration of this Lease term as a result of Tenant’s breach or default; (iii) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”); (iv) an involuntary petition has been filed against Tenant under the Bankruptcy Code; (v) this Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code; (vi) the issuing bank has notified Landlord that the Letter of Credit will not be renewed or extended through the existing expiration date thereof; (vii) the issuing bank has failed to notify Landlord that the Letter of Credit will be renewed or extended on or before the date that is sixty

(60) days before the applicable Letter of Credit expiration date; (viii) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law; or (ix) Tenant executes an assignment for the benefit of creditors. In addition, it shall be a Letter of Credit Draw Event if (1) the issuing bank is no longer a Qualified Bank (including, without limitation, any of the applicable ratings of the issuing bank being reduced below the Bank’s Credit Rating Threshold) or (2) there is otherwise a material adverse change in the financial condition of the issuing bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all material respects to the requirements of this Article 27 in the amount of the applicable Letter of Credit Amount, within thirty (30) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary). The Letter of Credit shall be honored by the issuing bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. In addition, in the event the issuing bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, any state regulator, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to fail to meet the requirements of this Article 27, and, within ten (10) business days following Landlord’s notice to Tenant of such receivership or conservatorship (the “Letter of Credit FDIC Replacement Notice”), Tenant shall replace such Letter of Credit with a substitute letter of credit from a different Qualified Bank and that complies in all material respects with the requirements of this Article 27. If Tenant fails to replace such Letter of Credit with such conforming, substitute letter of credit pursuant to the terms and conditions of this section 27(c), then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) business day period). Tenant shall have no right to voluntarily replace the Letter of Credit without Landlord’s prior written approval, in Landlord’s sole and absolute discretion. Tenant shall be responsible for the payment of any and all costs incurred by Landlord relating to the review of any substitute Letter of Credit (including, without limitation, Landlord’s reasonable attorneys’ fees).

(d) Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Letter of Credit Draw Event and apply the proceeds of the Letter of Credit in accordance with this Article 27. In the event of any Letter of Credit Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, and apply the proceeds of the Letter of Credit to cure any such Letter of Credit Draw Event and/or to compensate Landlord for any and all damages or losses of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default of this Lease or other Letter of Credit Draw Event and/or to compensate Landlord for any and all damages or losses arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in this Lease and Section 1951.2 of the California Civil Code. The use, application, or retention of the Letter of Credit proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such Letter of Credit or the proceeds thereof shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled and shall not constitute a waiver of any other rights of Landlord. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that: (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the issuing bank; (ii) Tenant is not a third party beneficiary of such contract; (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof; (iv) Tenant has no right to assign or encumber the Letter of Credit or any part thereof and neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance; and (v) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, there is an event of a receivership, conservatorship, bankruptcy filing by, or on behalf of, Tenant, or Tenant executes an assignment for the benefit of creditors, neither Tenant, any trustee, receiver, conservator, assignee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim or rights to the Letter of Credit or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code, any similar State or federal law, or otherwise.

(e) Landlord and Tenant: (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”); (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto; and (iii) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 27 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

27.2 Reduction in Letter of Credit.

(a) Notwithstanding anything to the contrary herein, provided that no Event of Default (or default that subsequently matures into an Event of Default) by Tenant under this Lease has occurred, Tenant shall be entitled to the following reduction in the Letter of Credit Amount:

(i) On or after the date that is thirty-six (36) months following the Commencement Date (provided however, if such date is more than two (2) months following Tenant’s delivery of its most recent audited financial statements to Landlord, such date shall be postponed until such time as Tenant has delivered new current audited financial statements to Landlord), the Letter of Credit Amount shall be reduced to an amount that is equal Three Million Five Hundred Four Thousand Nine Hundred Sixteen and Eighty/100ths Dollars ($3,504,916.80), provided that Tenant has achieved as of such date sufficient liquidity for two (2) years of operations (including payment of rent pursuant to this Lease) based on trailing twelve (12) month audited cash flows based upon the last completed audit cycle.

(ii) On or after the date that is seventy-two (72) months following the Commencement Date (provided however, if such date is more than two (2) months following Tenant’s delivery of its most recent audited financial statements to Landlord, such date shall be postponed until such time as Tenant has delivered new current audited financial statements to Landlord), the Letter of Credit Amount shall be reduced to an amount that is equal Two Million Three Hundred Thirty-Six Thousand Six Hundred Eleven and Twenty/100ths Dollars ($2,336,611.20), provided that Tenant has achieved as of such date sufficient liquidity for two (2) years of operations (including payment of rent pursuant to this Lease) based on trailing twelve (12) month audited cash flows based upon the last completed audit cycle.

(b) If Tenant is entitled to a reduction in the Letter of Credit Amount pursuant to the terms hereof, then Tenant shall have the right, by written notice to Landlord delivered at any time on or following the respective dates set forth in section 27.2(a) above (each, a “LC Reduction Notice”), requesting that Landlord accept an amendment to the Letter of Credit reducing the Letter of Credit to such reduced Letter of Credit Amount. Provided that Tenant is entitled to such reduction in the Letter of Credit Amount, Landlord shall execute and deliver such amendment to the Letter of Credit as instructed by the Bank. Until such time as such amendment has been delivered to Landlord in accordance with the terms hereof, the Letter of Credit originally held by Landlord hereunder remain subject to draw by Landlord as provided herein.

ARTICLE 28

Signage

28.1 Tenant may, at Tenant’s expense, install a sign identifying Tenant’s business at the entrance to the Premises, on the building and on any monument sign, provided that the design, size, color and location of the sign shall comply with all applicable Legal Requirements and shall be subject to Landlord’s prior reasonable approval.

ARTICLE 29

Waiver

29.1 The waiver by Landlord or Tenant of any breach of any agreement, covenant or condition in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, covenant or condition in this Lease, nor shall any custom or practice which may grow up between Landlord and Tenant in the administration of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon the performance by Landlord or Tenant in strict accordance with this Lease. The subsequent acceptance of rent hereunder by Landlord or the payment of rent by Tenant shall not waive any preceding breach by Tenant of any agreement, covenant or condition in this Lease, nor cure any Event of Default, nor waive any forfeiture of this Lease or unlawful detainer action, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s or Tenant’s knowledge of such preceding breach at the time of acceptance or payment of such rent.

ARTICLE 30

Notices

30.1 All notices that may be given or are required to be given by either Landlord or Tenant to the other under this Lease shall be in writing and shall be either hand delivered, delivered by a nationally recognized overnight courier, or deposited in the United States mail, postage prepaid, certified mail with return receipt requested, and addressed as follows: to Tenant, before the Commencement Date, at the address of Tenant specified in the Basic Lease Information, or at such other place as Tenant may from time to time designate in a notice to Landlord, and, after the Commencement Date, to Tenant at the Premises, or at such other place as Tenant may from time to time designate in a notice to Landlord; to Landlord at the address of Landlord specified in the Basic Lease Information, or at such other place as Landlord may from time to time designate in a notice to Tenant. All notices shall be effective on the date of delivery. If any notice is not delivered or cannot be delivered because the receiving party changed the address of the receiving party and did not previously give notice of such change to the sending party, or due to a refusal to accept the notice by the receiving party, such notice shall be effective on the date delivery is attempted. Any notice under this Lease may be given on behalf of a party by the attorney for such party.

ARTICLE 31

Miscellaneous

31.1 The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. Time is of the essence of this Lease and each and all of its provisions. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Subject to Article 15 hereof, this Lease shall benefit and bind Landlord and Tenant and the personal representatives, heirs, successors and assigns of Landlord and Tenant. Unless required by a lender pursuant to section 22.1, neither this Lease nor any memorandum, short form, affidavit or other writing with respect thereto, shall be recorded by Tenant or anyone acting through, under or on behalf of Tenant. Tenant shall not, without the prior written consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises. If any provision of this Lease is determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the rent or other amounts owing hereunder against Landlord. If Tenant requests the consent or approval of Landlord to any assignment, sublease or other action by Tenant, including without limitation Landlord’s consent and execution of any lien waiver or estoppel certificate, Tenant shall pay on demand to Landlord all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Landlord in connection therewith. This Lease shall be governed by and construed in accordance with the laws of the State in which the Building is located.

31.2 Tenant acknowledges that the late payment by Tenant of any monthly installment of Monthly Rent will cause Landlord to incur costs and expenses, the exact amount of which is extremely difficult and impractical to fix. Such costs and expenses will include, without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any monthly installment of Monthly Rent is not received by Landlord from Tenant within three (3) days after such installment is due, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such delinquent installment. Notwithstanding the foregoing, Landlord will not assess a late charge until Landlord has given written notice of such late payment for the first late payment in any calendar year and after Tenant has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the said calendar year for a late charge to be incurred. Landlord and Tenant agree that such late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss suffered by Tenant’s failure to make timely payment. In no event shall such late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any Monthly Rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay each installment of Monthly Rent due under this Lease in a timely fashion, including the right to terminate this Lease. All amounts of money payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the due date until paid at the rate (the “Interest Rate”) equal to ten percent (10%) per annum.

31.3 If there is any legal action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (a) judgment is entered in favor of Landlord, or (b) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

31.4 Exhibit A (Plan Outlining the Premises), Exhibit B (Initial Improvement of the Premises) and Exhibit C (Rules and Regulations) and any other attachments specified in the Basic Lease Information are attached to and made a part of this Lease.

31.5 Landlord and Tenant each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all right to trial by jury and any and all right to receive from the other (or any past, present or future board member, trustee, director, officer, employee, agent, representative, or advisor of the other) punitive, exemplary or consequential damages, in each case, however occurring in any claim, demand, action, suit, proceeding or cause of action in which Landlord and Tenant are parties, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: this Lease; any past, present or future act, omission, conduct or activity with respect to this Lease; any transaction, event or occurrence contemplated by this Lease; or the performance of any obligation or the exercise of any right under this Lease. Landlord and Tenant reserve the right to recover actual or compensatory damages, with interest, attorneys’ fees, costs and expenses as provided in this Lease, for any breach of this Lease.

31.6 Intentionally Omitted.

31.7 Intentionally Omitted.

31.8 Within ten (10) business days following Landlord’s written request (which request shall not be made more than once in any 12 month period) Tenant shall furnish to Landlord, if available, copies of true and accurate then-current audited financial statements for the most recently completed fiscal year, as prepared on an audited basis by the independent certified public accountants of Tenant (which accountants shall be from a reputable national or regional accounting firm) in accordance with GAAP, and certified by a responsible officer of Tenant as presenting fairly in all material respects the financial condition and results of operations of Tenant; provided, however, in the event audited financials have not yet been prepared at the time of Landlord’s request then Tenant shall provide Tenant’s most recent internally prepared financial statements reflecting Tenant’s then current financial situation. In addition, in the event Landlord contemplates a financing or sale of the Building, then within fifteen (15) days after Landlord’s request therefor, Tenant shall furnish to Landlord copies of Tenant’s most recent internally prepared financial statements reflecting Tenant’s then current financial situation. Landlord shall use good faith efforts to keep such information received from Tenant confidential, except that Landlord may disclose such financial information received from Tenant to any lender or prospective lender for, or purchaser or prospective purchaser of, the Building, as necessary in the course of any litigation arising out of or concerning this Lease provided Landlord notified such party of the confidential nature of such financial statements, or as required by applicable law, and provided however that the foregoing confidentiality requirement shall be inapplicable in the event the subject financial information is made publicly available by the Securities and Exchange Commission or any other governmental body. “GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Tenant, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

31.9 Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Building and all the proceeds, rents, awards and income derived therefrom as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner or other owner, on account of any of Landlord’s obligations or actions under this Lease.

31.10 Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, to any lenders, purchasers, investors, brokers, shareholders or to an entity or person to whom disclosure is required for Tenant to administer this Lease or by applicable law or in connection with any action brought to enforce this Lease.

31.11 Landlord and Tenant agree that the rentable area of the Premises as calculated as of the date of this Lease is accurately set forth in the Basic Lease Information. The square footage figures contained in this Lease are final and binding on the parties.

ARTICLE 32

Real Estate Brokers

32.1 Tenant warrants and represents that it has negotiated this Lease directly with the real estate brokers specified in the Basic Lease Information and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for Tenant in connection with this Lease. Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees, arising from any claim for any compensation, commission or finder’s fee by any real estate broker or salesperson actually or allegedly representing or acting on behalf of Tenant other than those specified in the Basic Lease Information.

ARTICLE 33

Authority; Financing

33.1 If Tenant is a corporation, partnership, limited liability company, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. Concurrently with signing this Lease, Tenant shall deliver to Landlord a true and correct copy of resolutions duly adopted by the board of directors or other governing body of Tenant, certified by the secretary or assistant secretary of Tenant to be true and correct, unmodified and in full force, which authorize and approve this Lease and authorize each person signing this Lease on behalf of Tenant to do so.

33.2 Tenant hereby represents, warrants and covenants that Tenant has received equity financing in an amount equal to at least Eighty Million Dollars ($80,000,000) (the “Financing”).

ARTICLE 34

Complete Agreement

34.1 There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Premises or the Building. There are no representations between Landlord and Tenant or between any real estate broker and Tenant other than those expressly set forth in this Lease and all reliance with respect to any representations is solely upon representations expressly set forth in this Lease. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Landlord and Tenant.

ARTICLE 35

Option to Renew

35.1 Tenant shall have the option to renew this Lease for two (2) additional terms of five (5) years each, commencing upon the expiration of the initial Lease Term. Each renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twelve (12) months nor earlier than fifteen (15) months prior to expiration of the then existing Lease Term. Notwithstanding the foregoing, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if on the date that Tenant exercises a renewal option or as of the date immediately preceding the commencement of a renewal period: (a) Tenant is, or during the Lease Term has been in, default under the Lease beyond any applicable cure periods; (b) all or any portion of the Premises is sublet to any third party other than an Affiliate; (c) the Lease has been assigned to any third party other than an Affiliate prior to such date; (d) the Tenant originally named herein or an Affiliate is not occupying the Premises; or (e) the Premises is not intended for the exclusive use of Tenant or an Affiliate during the renewal term.

35.2 If Tenant exercises a renewal option, then all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial Lease Term shall apply during such renewal term, except that (a) Tenant shall have no further right to renew this Lease, (b) Tenant shall take the Premises in their then “as-is” state and condition, and (c) subject to section 35.5 below, the Base Rent payable by Tenant for the Premises shall be the then fair market rent for the Premises based upon the terms of this Lease, as renewed. Fair market rent shall include the periodic rental increases that would be included for space leased for the period the space will be covered by the Lease.

35.3 For purposes of this Article 35, the term “fair market rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to new tenants, taking into consideration the quality of the Building and such amenities as existing improvements and the like, situated in similar buildings in comparable locations in Fremont, California, in comparable physical and economic condition, taking into consideration the then prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate).

35.4 The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing four (4) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within said thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Exhibit D attached hereto.

35.5 Notwithstanding anything in the foregoing or Exhibit D attached hereto to the contrary, in no event shall the Base Rent during the renewal period be less than the amount of Base Rent payable by Tenant (for all of the Premises leased hereunder) under this Lease for the calendar month immediately preceding the commencement of the renewal period.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Office Lease as of the date first hereinabove written.

TENANT: ALAMAR BIOSCIENCES, INC., a Delaware corporation By: Name: Its:	LANDLORD: 47071 BAYSIDE LLC, a Delaware limited liability company By: /s/ Doug Sanders Name: Doug Sanders Its: Authorized Signatory

TENANT: ALAMAR BIOSCIENCES, INC., a Delaware corporation By: /s/ Tod White Name: Tod White Its: CFO	LANDLORD: 47071 BAYSIDE LLC, a Delaware limited liability company By: Name: Doug Sanders Its: Authorized Signatory

EXHIBIT A

PLAN OUTLINING THE PREMISES

A - 1

EXHIBIT B

INITIAL IMPROVEMENT OF THE PREMISES

1. Landlord’s Work; Tenant Improvements.

a. At Landlord’s sole cost and expense, Landlord shall perform the work described in Schedule 1 attached hereto (the “Landlord’s Work”) in the Building and in the Premises, which work may be performed in the Building and Premises concurrently with Tenant’s construction of the Tenant Improvements (as defined below). For purposes of this Lease, items 2 through 10 of the Landlord’s Work described on Schedule 1 attached hereto shall be referred to herein as the “Landlord’s Delivery Work”; provided, however, no later than May 1, 2022 (as such date may be extended due to Force Majeure (as such term is defined in section 2.1 of the Lease), the “Generator Delivery Date”), Landlord shall provide a temporary generator of substantially similar specifications for Tenant’s use at the Premises until such time as Landlord completes item 1 of the Landlord’s Work. If Landlord, for any reason whatsoever, does not deliver the temporary generator to Tenant on or before the Generator Delivery Date, then, as Tenant’s sole remedy for such delay, Tenant shall receive a rent credit equal to two (2) days of Monthly Rent for each day during the period which commences on the first day following the Generator Delivery Date and ends on the date the temporary generator is delivered to Tenant. Except as set forth in such Schedule 1, Tenant shall accept the Premises in its existing “as-is” condition. Landlord hereby appoints Rick Lafranchi (phone: [***], email: [***]) as Landlord’s representative to act for Landlord in all matters covered by this Exhibit B. Tenant hereby appoints Steve Chen (phone: [***], email: [***]) as Tenant’s representative to act for Tenant in all matters covered by this Exhibit B. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Exhibit B shall be directed to Landlord’s representative or Tenant’s representative, as the case may be. Tenant will not make any inquiries of or request to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architects, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Exhibit B. Either Landlord or Tenant may change its representative at any time by written notice to the other. Each party warrants and represents to the other party that its representative is duly authorized to act on its behalf with respect to all matters covered by this Exhibit B, and agrees that the other party and the other party’s agents shall be entitled to rely on all requests, instructions, authorizations, approvals and other communications of any nature by, of or from such its representative, it being agreed to by such party that such requests, instructions, authorizations, approvals and other communications shall be binding on such party for all purposes.

b. Tenant shall install a new boiler and chiller and the utility yard housing such equipment (the “Boiler/Chiller Improvements”), such boiler/chiller unit in size, specifications and capacity as reasonably selected by Tenant to meet its needs for its use of the Premises and the utility yard housing as necessary for Tenant to obtain all of its permits and governmental approvals for the Tenant Improvements, subject to the terms and conditions set forth in this Exhibit B, and subject to Landlord’s reasonable approval of the boiler/chiller specifications. Tenant shall use commercially reasonable efforts to substantially complete the Boiler/Chiller Improvements by March 31, 2023 (as such date may be extended due to Force Majeure the “Boiler/Chiller Completion Date”). If despite such efforts, Tenant has not substantially completed the Boiler/Chiller by the Boiler/Chiller Completion Date, Landlord shall have the right, in its sole discretion, to assume responsibility for the completion of the Boiler/Chiller Improvements, at its sole cost and expense, and any unused Boiler/Chiller Allowance (as such term is defined below) as of such date shall accrue to the sole benefit of Landlord, and Tenant shall have no further right to any portion of the undisbursed Boiler/Chiller Allowance; provided however, Tenant shall have the right to apply the Boiler/Chiller Allowance to any costs incurred by Tenant for the Boiler/Chiller Improvements prior to the date Landlord assumes responsibility for the completion of the Boiler/Chiller Improvements. If Landlord

EXHIBIT B

assumes the responsibility for the completion of the Boiler/Chiller Improvements, Landlord shall commence work of the Boiler/Chiller Improvements as soon as reasonably possible, and shall thereafter diligently prosecute the completion of the Boiler/Chiller Improvements. Notwithstanding anything to the contrary, Tenant shall have no obligation to remove the Boiler/Chiller Improvements upon the expiration or earlier termination of the Lease.

c. Tenant shall also have the right to perform certain additional alterations and improvements to the Premises (all such work performed by Tenant pursuant to this Exhibit B that are permanently affixed to the Premises shall be referred to as the “Tenant’s Work” and together with the Boiler/Chiller Improvements, shall be collectively referred to herein as the “Tenant Improvements”). The Tenant Improvements shall be built in accordance with the Preliminary Space Plan (as defined below) referenced in Paragraph 2.a. below, subject to such modifications as may subsequently be proposed by Tenant and reasonably agreed upon by Landlord pursuant to this Exhibit B.

2. Construction Drawings.

a. Preliminary Space Plan. Landlord and Tenant have approved the preliminary space plan for the Tenant’s Work attached hereto as Schedule 2 (the “Preliminary Space Plan”).

b. Construction Drawings. Tenant shall retain an architect/space planner for the Tenant Improvements reasonably acceptable to Landlord (the “Architect”). The Architect shall be responsible to prepare all plans and drawings (“Construction Drawings”) with respect to the Tenant Improvements. Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Landlord shall either approve or reasonable disapprove such Construction Drawings within five (5) business day from submittal. If Landlord fails to respond within such five (5) business day period, then Tenant shall send a second written notice to Landlord requesting such approval and expressly stating Tenant’s intention to exercise its rights under this section 2(b) of Exhibit B and Landlord’s non-response to such second notice within five (5) days after Landlord’s receipt thereof shall be deemed approval of the Construction Drawings.

c. Final Space Plan. Tenant shall supply Landlord with two (2) copies signed by the Architect of the final space plan for the Tenant’s Work (the “Final Space Plan”), which shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Within ten (10) business days after delivery of the proposed Final Space Plan, Landlord shall either approve the proposed Final Space Plan or advise Tenant if the same is unsatisfactory or incomplete in any respect; provided that Landlord’s approval shall not be unreasonably withheld. If Landlord fails to respond within such ten (10) business day period, then Tenant shall send a second written notice to Landlord requesting such approval and expressly stating Tenant’s intention to exercise its rights under this section 2(c) of Exhibit B and Landlord’s non-response to such second notice within five (5) days after Landlord’s receipt thereof shall be deemed approval of the Final Space Plan. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and shall resubmit such revisions to Landlord for approval in accordance with this subparagraph 2.c.

d. Final Working Drawings. Upon the approval of the Final Space Plan by Landlord, Tenant shall cause the Architect to promptly complete the architectural and engineering drawings for the Premises, and Tenant shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”). Tenant shall supply Landlord

EXHIBIT B

with two (2) copies signed by Tenant of such Final Working Drawings no later than June 30, 2022; provided that Tenant will provide non-final drafts of such drawings to Landlord by March 31, 2022. Within ten (10) days after receipt of the proposed Final Working Drawings, Landlord shall either approve the proposed Final Working Drawings or advise Tenant if the same is unsatisfactory or incomplete in any respect; Landlord’s approval shall not be unreasonably withheld; provided however, Landlord shall not have the right to disapprove any portion of the Final Working Drawings that have already been approved by Landlord pursuant to sections 2(b) and 2(c) of this Exhibit B. If Tenant is so advised, Tenant shall cause the Architect to immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and shall resubmit such revisions to Landlord for approval in accordance with this subparagraph 2.d. The parties shall confer and negotiate in good faith to reach agreement on the Final Space Plan, the Construction Drawings and the Final Working Drawings.

e. Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Approved Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

f. Landlord’s Costs. Notwithstanding anything contained in this Exhibit B to the contrary, Tenant shall reimburse Landlord’s for the reasonable actual third-party out-of-pocket costs paid or incurred by Landlord for consultants, engineers, architects or other costs that Landlord is charged for in the review of any plans and specifications for the Tenant Improvements, which amounts Landlord may pay from the Tenant Improvement Allowance.

3. Construction.

a. Tenant’s Selection of Contractors.

(i) The Contractor. Tenant shall retain a licensed contractor approved in writing by Landlord to construct the Tenant Improvements (the “Contractor”), which approval shall not be unreasonably withheld, conditioned or delayed.

(ii) Tenant’s Agents. All engineers, architects, contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant (such engineers, architects, contractors, subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed engineers, architects, contractors, subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed engineers, architects, contractors, subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Landlord hereby approves CAC Architects as the architect for the Tenant Improvements.

b. Construction Contract; Cost Budget. Prior to the commencement of the construction of the Tenant Work, and after Tenant has accepted all bids for the Tenant’s Work, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant’s Work only to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the construction contract

EXHIBIT B

(the “Final Costs”). Tenant agrees that its construction contract for the Tenant Work (the “Contract”) shall (i) be written on an AIA form or other similar form reasonably acceptable to Landlord, (ii) include a guaranteed maximum price or stipulated sum (subject to change orders), (iii) provide for a one (1) year contractor warranty, (iv) specify that the warranty and indemnification provisions under the Contract shall inure for the benefit of both Landlord and Tenant, and (v) provide for a ten percent (10%) retention. Tenant shall provide Landlord with a copy of the Contract promptly after Tenant’s execution thereof and prior to commencing construction of the Tenant Improvements.

c. Landlord’s General Conditions. Tenant’s and Tenant’s Agent’s construction of the Tenant’s Work shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators and storage of materials attached hereto. Tenant’s indemnity of Landlord and the Landlord Parties as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s or any of the Landlord’s Parties’ performance of any ministerial acts reasonably necessary (A) to permit Tenant to complete the Tenant Improvements, and (B) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises. Notwithstanding anything to the contrary herein, in the event Tenant has not substantially completed the Tenant’s Work by June 30, 2023, then Landlord shall have the right, in Landlord’s sole and absolute discretion, to cause the Tenant’s Work to be completed in accordance with the Approved Working Drawings, at Tenant’s cost.

d. Insurance Requirements.

(i) General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(ii) Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $2,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii) General Terms. Certificates for all insurance carried pursuant to this Section 3(d) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance shall, if available, contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance (provided that if Tenant’s insurer is unwilling or unable to provide such notice in accordance with industry practice, then Tenant shall promptly provide such notice to Landlord). In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall

EXHIBIT B

immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed. All policies carried under this Section 3(d) shall insure Landlord, the Landlord Parties (and any other party designated by Landlord) and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord and the Landlord Parties by Tenant under this Exhibit.

(iv) Bonds. Prior to commencing construction of the Tenant’s Work, Tenant shall cause a performance bond and a payment bond to be furnished for the Tenant’s Work (collectively, the “Bonds”), each in an amount not less than the Final Costs, covering faithful performance of the Contract and payment of obligations of Tenant arising thereunder. The Bonds shall be in form and substance satisfactory to Landlord in its sole judgment. Without limiting the generality of the foregoing, such Bonds shall be written by a corporate surety licensed in the State of California and listed on the U.S. Treasury List (Circular 570) (the “Treasury List”) as an acceptable surety for bonds in favor of the federal government. Landlord may require by written notice delivered to Tenant prior to the issuance of the Bond, in its sole discretion, that Landlord be named as a dual-obligee under such Bonds. If during the construction of the Tenant’s Work, the surety that issued the Bonds ceases to be listed on the Treasury List, Landlord shall have the right to require Tenant to replace all of the Bonds issued by such surety with similar Bonds issued by another surety acceptable Landlord. The Contractor shall comply with the requirements of the Bond. Landlord may, in Landlord’s sole discretion inform the surety of the progress of the Tenant’s Work and obtain consents as necessary to protect Landlord’s rights, interest, privileges, and benefits under and pursuant to any bond issued in connection with the Tenant’s Work.

e. Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

f. Notice of Completion; Copy of Record Set of Plans. Within ten (10) business days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction Tenant shall (i) update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (ii) certify to the best of Tenant’s knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, (iii) deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (iv) deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

g. Requirements of Tenant’s Agents. Tenant’s Contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant’s Contractor shall be responsible for the replacement or repair, without

EXHIBIT B

additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the contract with Contractor or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

h. Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements during normal business hours upon at least one (1) business day prior notice (except that no prior notice shall be required in the event of an emergency), provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved along with the description of such disapproval in reasonable detailed. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might materially and adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

i. Supervision Fee. With respect to the Tenant’s Work only, the “Supervision Fee” described in section 8.1(f) of the Lease shall be two percent (2%) of the total cost of the Tenant’s Work. Landlord shall retain from the Tenant’s Work Allowance the Supervision Fee. Landlord shall not be entitled to a Supervision Fee for the Boiler/Chiller Improvements.

4. Payment for the Tenant Improvements.

a. Tenant Improvement Allowance. Subject to the terms of this Exhibit B, Tenant shall be entitled to a one-time allowance in the amount of [***] (i.e., $[***] per rentable square foot of the Premises(the “Tenant’s Work Allowance”) plus an additional [***] (the “Boiler/Chiller Allowance”, collectively with the Tenant’s Work Allowance, the “Base Allowance”) for the costs relating to the Improvement Allowance Items. Notwithstanding the terms and conditions set forth in this Exhibit B, Tenant shall be entitled, pursuant to written notice (each, an “Additional Allowance Request”) delivered to Landlord no later than September 30, 2022, to receive up to three (3) increases (cumulatively, the “Additional Allowance”) in the Base Allowance, in an aggregate amount not to exceed [***] (i.e., $[***] per rentable square foot of the Premises), for the costs relating to the Improvement Allowance Items; provided, however, in order for any Additional Allowance Request to be valid it must expressly state the amount of Additional Allowance that Tenant requests (and Tenant shall not be entitled to any Additional Allowance in excess of the cumulative amounts expressly requested in the Additional Allowance Requests delivered to Landlord no later than September 30, 2022). The Base Allowance and the Additional Allowance shall be collectively referred to herein as the “Tenant Improvement Allowance”. In the event that Tenant exercises its right to use all or any portion of the Additional Allowance no later than September

EXHIBIT B

30, 2022, then a portion of the Additional Allowance equal to the greater of (i) ninety percent (90%) of the amount specified by Tenant in the Additional Allowance Notice or (ii) the actual amount of the Additional Allowance utilized by Tenant shall be repaid by Tenant to Landlord by increasing Tenant’s monthly Base Rent hereunder by the amount required to fully amortize such portion of the Additional Allowance over the initial Term, in equal monthly installments, commencing July 1, 2023, and continuing on the first day of each calendar month thereafter through the Expiration Date (the “Allowance Rent”). Such amortization shall be calculated together with interest at the rate of eight percent (8%) per annum. In the event Tenant elects to utilize all or any portion of the Additional Allowance, then (i) the parties shall promptly execute an amendment (the “Amendment”) to the Lease setting forth the monthly Base Rent as increased by the Allowance Rent, and (ii) Tenant shall pay to Landlord, concurrently with Tenant’s execution and delivery of the Amendment to Landlord, an amount equal to the first installment of the Allowance Rent payment. Notwithstanding anything contained herein to the contrary, the Tenant Improvement Allowance shall only be available for disbursement until June 30, 2023.

b. Disbursement of the Tenant Improvement Allowance.

(i) Improvement Allowance Items. Except as otherwise set forth in this Exhibit B, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Improvement Allowance Items”): (A) Payment of the fees of the architect and the engineers approved by Landlord for the Tenant Improvements, any other soft costs and the costs of any cabling installed by Tenant in the Premises; (B) Payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the plans and specifications for the Tenant Improvements; (C) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements; and (D) The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions, signage and project management fees. Notwithstanding anything contained herein to the contrary, no portion of the Tenant Improvement Allowance may be applied to the cost of equipment, trade fixtures, moving expenses, furniture, or free rent; provided however, to the extent that not all of the Boiler/Chiller Allowance is used by Tenant for the Boiler/Chiller Improvements, Tenant may use such unused portion of the Boiler/Chiller Allowance (not to exceed fifty percent (50%) of the Boiler/Chiller Allowance) for the Tenant Improvements, additional improvements to, or maintenance on, the Premises (subject to Article 8 of the Lease), or Rent.

(ii) Disbursement of the Tenant Improvement Allowance. Subject to the terms and provisions of Section 4(c) below, during the construction of the Tenant Improvements, Landlord shall make disbursements of the applicable Tenant Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows not more frequently than monthly:

(1) Monthly Disbursements. If Tenant desires to request a disbursement of the Tenant Improvement Allowance, then on or before the twentieth (20th) day of the calendar month in which such disbursement request is made (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (A) a request for payment of the Contractor, approved by Tenant, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (B) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Premises; (C) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8000, et. seq.; and (D) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall

EXHIBIT B

deliver a check to Tenant, or at Tenant’s request, to Tenant’s Architect or Contractor in payment of the lesser of: (x) the amounts so requested by Tenant, which such amount shall account for the withholding of a ten percent (10%) retention by Tenant’s Contractor (the aggregate amount of such retentions to be known as the “Final Retention”), and (y) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the final construction documents approved by Landlord (the “Approved Working Drawings”) or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(2) Final Retention. Subject to the provisions of this Exhibit B, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Tenant Improvements, provided that (A) Tenant delivers to Landlord (1) paid invoices for all Tenant Improvements and related costs for which the Tenant Improvement Allowance is to be dispersed, (2) signed permits for all Tenant Improvements completed within the Premises, (3) properly executed unconditional mechanics lien releases in compliance with California Civil Code Section 8138 from Tenant’s contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Tenant Improvements, (B) Landlord has determined that no substandard work exists which materially and adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, lifesafety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (C) Tenant’s approved architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (D) Tenant delivers to Landlord a “close-out package” in both paper and electronic forms (including, as-built drawings, and CAD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report); and (E) a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Premises.

(iii) Other Terms. Except as otherwise provided for herein, Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by or on behalf of Tenant for the Improvement Allowance Items. All Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Improvements and/or Tenant Improvement Allowance. No payment of the Tenant Improvement Allowance will be made for materials or supplies not located in the Premises. Tenant acknowledges that the Tenant Improvement Allowance is to be applied to Tenant Improvements covering the entire Premises outlined in Exhibit A.

c. Over-Allowance Amount. All costs of the Tenant’s Work in excess of the Tenant’s Work Allowance shall be paid by Tenant at Tenant’s sole cost and expense. The amount of such excess as it applies to the Tenant’s Work only (and not the Boiler/Chiller Improvements), shall be referred to as the “Over-Allowance Amount”. In the event that an Over-Allowance Amount exists, then Tenant shall first pay for all costs of the Tenant’s Work until such time as the Over-Allowance Amount has been paid by Tenant. Once the Over-Allowance Amount has been paid by Tenant, Landlord’s distributions of the Tenant’s Work Allowance to Tenant shall commence, subject to the terms and conditions of this Exhibit B. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant’s Work shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. In connection with any payment of the Over-Allowance Amount made by Tenant

EXHIBIT B

pursuant to this section, Tenant shall provide Landlord with the documents described in section 4.b(ii)(1) and (2) of this Work Letter, above, as applicable, for Landlord’s approval, prior to Tenant paying such costs. In no event shall Landlord be obligated to make disbursements of the Tenant Improvement Allowance pursuant to this Exhibit B in the event that Tenant fails to timely pay the Over-Allowance Amount. Notwithstanding anything to the contrary, Landlord shall commence payments of the Boiler/Chiller Allowance following Tenant’s first request for payment of the Boiler/Chiller Allowance as provided above, and shall not have the right to withhold payment of the Boiler/Chiller Allowance until the Over-Allowance Amount is paid by Tenant.

5. Force Majeure Delays. Notwithstanding anything contained herein to the contrary, in the event that Tenant shall be delayed or hindered or prevented from complying with Tenant’s obligations hereunder regarding the completion of the Required Improvements by the Required Completion Date and/or the other time periods provided herein for Tenant to complete various aspects of the Required Improvements by reason of strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, terrorism, condemnation, government-mandated shutdown, and pandemic and epidemic, acts of nature, or other reason of like nature not the fault of Tenant (a “Force Majeure Delay”), then Tenant shall be excused for the period of delay and the period for the performance of any such act shall then be extended for the period of such delay, including any deadline to use the Tenant Improvement Allowance. Notwithstanding the foregoing, any extension of time for a Force Majeure Delay shall be conditioned upon Tenant seeking an extension of time by delivering written notice of such Force Majeure Delay to Landlord within ten (10) days of the event causing the Force Majeure Delay. In addition, this Paragraph 6 is not intended to, and shall not, extend the time period for the payment of any monetary amounts due from Tenant in connection with the Tenant Improvements (including, without limitation, payments owing by Tenant to Contractor and/or Tenant’s Agents) nor relieve Tenant from its other obligations to Landlord under this Lease.

6. Default. Notwithstanding any provision to the contrary contained in this Lease, if any default by Tenant under this Lease (beyond applicable notice and cure periods, including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount or any default by Tenant to comply with the terms of this Exhibit B) occurs at any time on or before the substantial completion of the Tenant Improvements, then (a) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby), and (b) all other obligations of Landlord under the terms of this Lease shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

EXHIBIT B

Schedule 1

Description of Landlord’s Work

B- 1

Schedule 2

Preliminary Space Plan

B- 2

EXHIBIT C

Rules and Regulations

C- 1

EXHIBIT D

Appraisal Procedure

D- 1

EXHIBIT E-1

Approved Hazardous Substances

E- 1

EXHIBIT E-2

Hazardous Substances Questionnaire

E- 1

EXHIBIT F

Form Letter of Credit

F- 1

EXHIBIT G

Form SNDA

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (“Amendment”) is dated as of July 15, 2022, between 47071 BAYSIDE LLC, a Delaware limited liability company (“Landlord”), and ALAMAR BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Amended and Restated Lease dated as of February 21, 2022 (the “Original Lease”), pursuant to which Tenant leases from Landlord certain premises consisting of approximately 88,508 rentable square feet located at 47071 Bayside Parkway, Fremont, California (the “Premises”).

B. As part of Landlord’s Work, Landlord is required to install a permanent NTE 400KW back-up generator including an internal electrical main panel and ATS to support the back-up generator and associated wiring (“Permanent Generator”) as further described in Schedule 1 of Exhibit B of the Original Lease.

C. Landlord and Tenant now desire to amend the Lease to provide that Tenant shall assume responsibility to install the Permanent Generator and Landlord shall increase the Tenant Improvement Allowance to compensate Tenant for the costs it expects to incur to install the Permanent Generator, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Recitals; Defined Terms. Landlord and Tenant hereby acknowledge and agree that all of the foregoing Recitals are true and correct and are fully incorporated herein. Except for those terms expressly defined in this Amendment, all initially capitalized terms will have the meanings ascribed to them in the Original Lease. For the purposes of this Original Lease and this Amendment, the term “Lease” shall mean the Original Lease as amended by this Amendment.

2. Permanent Generator. Notwithstanding anything to the contrary in the Lease, Landlord and Tenant acknowledge and agree that Tenant shall be responsible for the installation of the Permanent Generator and item 1 of Schedule 1 of Exhibit B to the Lease, including all permitting, design work, wiring and other required infrastructure, equipment and any other costs required in connection with such installation (collectively, the “Permanent Generator Work”), and Landlord shall have no obligation to complete such work. Accordingly, item 1 of Schedule 1 of Exhibit B to the Lease is hereby deleted from the scope of “Landlord’s Work”. Tenant shall have the right to perform the Permanent Generator Work, at its sole cost and expenses, subject to the application of the Tenant Improvement Allowance.

3. Tenant’s Work Allowance. The Tenant’s Work Allowance, as set forth in Section 4(a) of Exhibit B of the Original Lease, is hereby increased from [***] to [***] which Tenant’s Work Allowance, together with the Boiler/Chiller Allowance and the Additional Allowance (if elected by Tenant), may be used for the cost relating to the Improvement Allowance Items and the Permanent Generator and Permanent Generator Work.

4. Landlord’s Work. Landlord and Tenant acknowledge and agree that, as of the date hereof, all of Landlord’s Work has been completed and accepted by Tenant, and Landlord has no further obligations with respect to the delivery of the Premises to Tenant. Tenant, effective as of the date hereof, hereby releases, relieves and holds harmless Landlord and its respective predecessors, successors and assigns from and against all claims, obligations and liabilities of every kind and nature whatsoever at any time arising out of or in connection with the condition of the Building or the Premises to the extent of Tenant’s obligation pursuant to Article 14 of the Original Lease, including without limitation any failure of the Building or Premises to comply with any violation of building codes or any other Legal Requirements applicable thereto; provided however, the foregoing shall not apply to any condition of the Building or the Premises which is not Tenant’s obligation pursuant to Article 14 of the Original Lease. This Section 4 shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that may arise out of or in connection with the condition of the Building or Premises to the extent Tenant’s obligation pursuant to Article 14 of the Lease, as hereby amended, from and after the date hereof, as they relate to the condition of the Building or Premises as set forth in the preceding sentence. Tenant expressly waives the provisions of California Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Tenant hereby acknowledges that it has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.

5. Temporary Generator. Landlord and Tenant acknowledge and agree that Landlord’s obligation to provide a temporary generator pursuant to Section 1(a) of Exhibit B to the Lease is hereby terminated, and Landlord shall have the right to remove the temporary generator from the Premises. Tenant shall have the right to install a temporary generator at the Premises at Tenant’s sole cost and expense, subject to the terms and provisions of the Lease, including without limitation, Article 8 and Exhibit B.

6. Final Working Drawings. The words “June 30, 2022” in the second (2nd) sentence of Section 2(d) of Exhibit B to the Original Lease are hereby deleted and replaced in their entirety with “July 31, 2022”.

7. Tenant Improvement Allowance Deadlines. The words “September 30, 2022” in the second (2nd) and fourth (4th) sentences of Section 4(a) of Exhibit B to the Original Lease are hereby deleted and replaced in their entirety with “December 15, 2022”. The words “June 30, 2023” in the last sentence of Section 4(a) of Exhibit B to the Original Lease are hereby deleted and replaced in their entirety with “September 30, 2023”.

8. Abated Rent Buyout Payment. Notwithstanding anything to the contrary in Section 3.1(a) of the Original Lease, Landlord and Tenant acknowledge and agree that (i) Landlord may make the Abated Rent Buyout Payment to Tenant at any time following Landlord’s delivery of Landlord’s written notice to Tenant exercising such right (the “Exercise Notice”), and (ii) Landlord shall have the right, in its sole discretion, to rescind its Exercise Notice at any time prior to Landlord’s payment of the Abated Rent Buyout Payment to Tenant, by delivery of a second written notice to Tenant.

9. CASp Disclosure. As required by Section 1938(a) of the California Civil Code, Landlord discloses to you that the Premises has not undergone inspection by a Certified Access Specialist (“CASp”). As required by Section 1938(e) of the California Civil Code, Landlord also states that:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

As permitted by the quoted language above, it is agreed that: (a) any CASp inspection requested by Tenant shall be requested by Tenant within ten (10) days after the date on which this Amendment has been executed by Landlord and Tenant, (b) the contract under which the inspection is to be performed shall not limit the CASp’s liability if the CASp fails to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Landlord shall be an intended third party beneficiary of such contract and the contract shall otherwise comply with the provisions of the Lease applicable to Tenant contracts for construction; (c) the CASp inspection shall be conducted (i) at Tenant’s sole cost and expense, (ii) by a CASp approved in advance by Landlord, (iii) after normal business hours, (iv) in a manner reasonably satisfactory to Landlord, and (v) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (d) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who have a need to know the information therein and who agree in writing not to further disclose such information; and (e) to the extent that such CASp inspection identifies any necessary repairs to correct violations of construction-related accessibility standards within the Premises, the provisions of Article 14 of the Lease shall govern Tenant’s responsibility to make such repairs to such premises. Tenant hereby waives any and all rights it otherwise might now or hereafter have under Section 1938 of the California Civil Code.

10. Brokers. Landlord and Tenant each represents and warrants to the other that Landlord and Tenant, respectively, have not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Landlord or Tenant, respectively, in connection with this Amendment. Landlord and Tenant shall each indemnify, defend and hold the other harmless from and against any and all claims as a result of a breach by the indemnifying party of the foregoing representation (including reasonable attorneys’ fees, court costs and any commissions, if ultimately owed).

11. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

12. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease, or a reservation of or option to amend the Lease, and is not effective as a lease amendment or otherwise until execution and delivery by both Landlord and Tenant.

13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall be one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

TENANT: ALAMAR BIOSCIENCES, INC., a Delaware corporation By: /s/ Tod White Name: Tod White Its: CFO/CBO	LANDLORD: 47071 BAYSIDE LLC, a Delaware limited liability company By: /s/ Doug Sanders Name: Doug Sanders Its: Authorized Signatory

DHC Fremont LLC

c/o The RMR Group LLC

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

February 26, 2024

Alamar Biosciences, Inc.

47071 Bayside Parkway

Fremont, CA 94538

Attn: Chief Operations Officer

Re:

Amended and Restated Lease (as so amended, supplemented and/or modified from time to time, the “Lease”) dated February 21, 2022 by and between DHC Fremont LLC (“Landlord”) and Alamar Biosciences, Inc. (“Tenant”) with respect to certain premises located at 47071 Bayside Parkway, Fremont, CA

Dear Tenant

The purpose of this letter is to confirm our understanding regarding the modification of the outside date for utilizing the Tenant Improvement Allowance as set forth in the above-referenced Lease. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Lease.

In accordance with the terms and conditions of Section 4(a) of Exhibit B to the Lease, as amended, Landlord agreed to provide the Tenant Improvement Allowance to Tenant for reimbursement, of certain costs associated with the Improvement Allowance Items so incurred. Notwithstanding anything to the contrary set forth in the Lease, the parties agree that the outside date for (i) utilizing the Tenant Improvement Allowance and (ii) submitting reimbursement requests shall be retroactively extended to April 30, 2024. All other terms and conditions shall remain as set forth in the Lease.

If the foregoing accurately sets forth our agreement, kindly either (1) execute this letter via DocuSign, or (2) sign below where indicated and return a PDF copy to Roel Espiritu at respiritu@rmrgroup.com.

Sincerely,

DHC Fremont LLC

By:	The RMR Group LLC, its agent

By:	/s/ Yael Duffy
Yael Duffy
Senior Vice President

Acknowledged and Agreed:

Alamar Biosciences, Inc.

By:	/s/ Tod White
Name: Tod White
Title: CFO/CBO

cc:	Lease File

Hopkins & Carley
200 Page Mill Road, Suite 200
Palo Alto, CA 94306
Attn: David W. Brown, Esq.